Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

RITTER PHARMACEUTICALS, INC.,

a Delaware corporation;

RPG28 MERGER SUB, INC.,

a Delaware corporation; and

QUALIGEN, INC.,

a Delaware corporation

Dated as of January 15, 2020

TABLE OF CONTENTS

Section 1.	DESCRIPTION OF TRANSACTION	2

1.1	The Merger	2
1.2	Effects of the Merger	2
1.3	Closing; Effective Time	2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	3
1.5	Conversion of Shares	3
1.6	Contingent Value Right	5
1.7	Closing of the Company’s Transfer Books	5
1.8	Surrender of Certificates	6
1.9	Appraisal Rights	7
1.10	Further Action	7
1.11	Withholding	8
1.12	Payment of Parent Transaction Expenses; Parent Stockholders’ Equity	8

Section 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9

2.1	Due Organization; Subsidiaries	9
2.2	Organizational Documents	10
2.3	Authority; Binding Nature of Agreement	10
2.4	Vote Required	10
2.5	Non-Contravention; Consents	11
2.6	Capitalization	12
2.7	Financial Statements	13
2.8	Absence of Changes	14
2.9	Absence of Undisclosed Liabilities	14
2.10	Title to Assets	14
2.11	Real Property; Leasehold	14
2.12	Intellectual Property	15
2.13	Agreements, Contracts and Commitments	17
2.14	Compliance; Permits; Restrictions	17
2.15	Legal Proceedings; Orders	20
2.16	Tax Matters	20
2.17	Employee and Labor Matters; Benefit Plans	22
2.18	Environmental Matters	25
2.19	Insurance	26
2.20	No Financial Advisors	26
2.21	Transactions with Affiliates	26
2.22	Anti-Bribery	26
2.23	Financing Commitment Letter	27
2.24	Disclaimer of Other Representations or Warranties	27

Section 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	27

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3.1	Due Organization; No Subsidiaries	28
3.2	Organizational Documents	28
3.3	Authority; Binding Nature of Agreement	29
3.4	Vote Required	29
3.5	Non-Contravention; Consents	29
3.6	Capitalization	30
3.7	SEC Filings; Financial Statements	32
3.8	Absence of Changes	34
3.9	Absence of Undisclosed Liabilities	34
3.10	Intellectual Property	34
3.11	Agreements, Contracts and Commitments	35
3.12	No Financial Advisors	35
3.13	Valid Issuance	35
3.14	Full Disclosure	35
3.15	Disclaimer of Other Representations or Warranties	35

Section 4.	CERTAIN COVENANTS OF THE PARTIES	36

4.1	Operation of Parent’s Business	36
4.2	Operation of the Company’s Business	38
4.3	Access and Investigation	40
4.4	Parent Non-Solicitation	41
4.5	Company Non-Solicitation	42
4.6	Notification of Certain Matters	43

Section 5.	ADDITIONAL AGREEMENTS OF THE PARTIES	44

5.1	Registration Statement; Proxy Statement	44
5.2	Pre-Closing Company Financing; Company Information Statement; Stockholder Written Consent	46
5.3	Parent Stockholders’ Meeting	48
5.4	Regulatory Approvals	51
5.5	Company Warrants	51
5.6	Parent Preferred Stock; Company Preferred Stock; Company Convertible Notes; Parent Warrants	52
5.7	Parent Options and Parent RSUs	52
5.8	Employee Benefits	52
5.9	Indemnification of Officers and Directors	53
5.10	Additional Agreements	54
5.11	Disclosure	55
5.12	Listing	55
5.13	Tax Matters	56
5.14	Legends	56
5.15	Directors and Officers	56
5.16	Section 16 Matters	57
5.17	Cooperation	57
5.18	Allocation Certificates	57

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5.19	Takeover Statutes	57
5.20	Stockholder Litigation	58
5.21	Company Financial Statements	58
5.22	Pre-Closing Capital Raise	58
5.23	Parent Name	59

Section 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	59

6.1	Effectiveness of Registration Statement	59
6.2	No Restraints	59
6.3	Stockholder Approval	59
6.4	Listing	59
6.5	Pre-Closing Company Financing	59

Section 7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	60

7.1	Accuracy of Representations	60
7.2	Performance of Covenants	60
7.3	Documents	60
7.4	FIRPTA Certificate	60
7.5	No Company Material Adverse Effect	61
7.6	Company Lock-Up Agreements	61
7.7	Company Stockholder Written Consent	61

Section 8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	61

8.1	Accuracy of Representations	61
8.2	Performance of Covenants	61
8.3	Documents	62
8.4	No Parent Material Adverse Effect	62
8.5	Board of Directors and Officers	62

Section 9.	TERMINATION	62

9.1	Termination	62
9.2	Effect of Termination	64
9.3	Expenses; Termination Fees	64

Section 10.	MISCELLANEOUS PROVISIONS	67

10.1	Non-Survival of Representations and Warranties	67
10.2	Amendment	67
10.3	Waiver	67
10.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	68
10.5	Applicable Law; Jurisdiction	68
10.6	Assignability	68

10.7	Notices	68
10.8	Cooperation	69
10.9	Severability	69
10.10	Other Remedies; Specific Performance	70
10.11	No Third Party Beneficiaries	70
10.12	Construction	70

Exhibits:

Exhibit A	Certain Definitions
Exhibit B	Form of Contingent Value Right Agreement
Exhibit C	Form of Company Lock-Up Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 15, 2020, by and among RITTER PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), RPG28 MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and QUALIGEN, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.

B. The Parties intend that the Merger qualify as either a tax-free contribution pursuant to Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code, and by executing this Agreement, the Parties intend to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

C. The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including each of the Parent Stockholder Matters, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters.

D. The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

E. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters.

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Company and the Investor delivered the Financing Commitment Letter.

G. Prior to and as a condition to the Closing, stockholders of the Company holding at least fifty percent (50%) of Company Capital Stock (solely in their capacity as stockholders of the Company), which shall include the stockholders listed on Schedule A of the Company Disclosure Schedule (collectively, the “Company Signatories”) will execute lock-up agreements in substantially the form attached hereto as Exhibit C (the “Company Lock-Up Agreement”).

H. It is expected that no later than the close of business on the day immediately prior to the day of the Parent Stockholders’ Meeting, the Company Signatories will execute and deliver an action by written consent adopting the Company Stockholder Matters by an action by written consent in a form reasonably acceptable to Parent (each, a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as practicable (but in no event later than the third Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Parent and the Company (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation.

(b) the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation, provided, however, that at the Effective Time, Parent shall file one or more amendments to its certificate of incorporation, to the extent approved by the holders of Parent Common Stock as contemplated by Section 5.3, to (i) change the name of Parent to Qualigen Therapeutics, Inc. (provided, that if the Company timely identifies to Parent a different name reasonably acceptable to Parent, the amendment shall be to change the name of Parent to such other name), (ii) effect any Reverse Split undertaken pursuant to Section 5.12(c), and (iii) make such other changes as are mutually agreeable to Parent and the Company;

(c) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

(d) the Parties shall take all actions necessary to cause the directors and officers of Parent, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, to be as set forth in Section 5.15 and to amend the bylaws of Parent to reflect the name identified in Section 1.4(b); and

(e) the Parties shall take all actions necessary to cause the directors and officers of the Surviving Corporation to be the directors and officers of Parent as set forth in Section 5.15, after giving effect to the provisions of Section 5.15, or such other Persons as shall be mutually agreed upon by Parent and the Company each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Parent:

(i) any shares of Company Capital Stock held as treasury stock or held or owned by the Company, Merger Sub or any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) subject to Section 1.5(h), each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i), excluding Dissenting Shares and the Company Preferred Stock Conversion and the Convertible Note Conversion) shall be automatically converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Common Stock Merger Consideration”); and

(iii) subject to Section 1.5(h), each share of Company Series Alpha Preferred Stock outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be automatically converted solely into the right to receive shares of Parent Alpha Preferred Stock on a one-to-one basis (the “Preferred Stock Merger Consideration” and, together with the Common Stock Merger Consideration, the “Merger Consideration”).

(b) If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Capital Stock issued in exchange for such shares of Company Capital Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Capital Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(c) All Company Warrants outstanding immediately before the Effective Time shall be assumed by Parent and converted into warrants to purchase Parent Capital Stock in accordance with Section 5.5.

(d) All Parent Options outstanding immediately prior to the Effective Time under the Parent Stock Plans shall be treated in accordance with Section 5.7(a).

(e) All Parent Warrants outstanding immediately prior to the Effective Time shall be treated in accordance with Section 5.6(d).

(f) All Parent RSUs outstanding immediately prior to the Effective Time shall be treated in accordance with Section 5.7(b).

(g) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(h) If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Company Capital Stock or Parent Capital Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including any Reverse Split to the extent such split has not been previously taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Warrants, Parent Capital Stock, Parent Options, Parent Warrants and Parent RSUs with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split (including any Reverse Split to the extent such split has not been previously taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Capital Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

1.6 Contingent Value Right.

(a) Pursuant to a declaration to be made in advance by the Parent Board, holders of Parent Capital Stock of record as of immediately prior to the Effective Time or as of such other date as may be mutually agreed by Parent and the Company shall be entitled to receive one contractual contingent value right (a “CVR”) issued by Parent subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement, attached hereto as Exhibit B (the “CVR Agreement”), for each share of Parent Capital Stock held by such holders.

(b) At or prior to the Effective Time, Parent shall authorize and duly adopt, execute and deliver, and will ensure that CVR Holders’ Representative (as defined in the CVR Agreement) duly authorizes, executes and delivers, the CVR Agreement. Parent and the Company shall cooperate, including by making mutually agreed changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

1.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Stock Conversion, the Convertible Note Conversion and the Pre-Closing Company Financing) shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock, including any valid certificate representing any shares of Company Preferred Stock previously converted into shares of Company Common Stock in connection with the Company Preferred Stock Conversion, outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.

1.8 Surrender of Certificates.

(a) On or prior to the Closing Date, Parent and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent certificates or evidence of book-entry shares representing the Parent Capital Stock (in a number of whole shares and/or fractional shares) issuable pursuant to Section 1.5(a). The Parent Capital Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon proper delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for shares of Parent Capital Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate or certificates or book-entry shares representing the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.5(a); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive a certificate or certificates or book-entry shares of Parent Capital Stock representing the applicable Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.5(a). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any shares of Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate that includes an obligation of such owner to indemnify Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate as Parent may reasonably request. In the event of a transfer of ownership of a Company Stock Certificate that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name such Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.8(c) shall be deemed to have been in full satisfaction of all rights pertaining to Company Capital Stock formerly represented by such Company Stock Certificates.

(c) No dividends or other distributions declared or made with respect to Parent Capital Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Capital Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Capital Stock and any dividends or distributions with respect to shares of Parent Capital Stock.

(e) No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Parent Capital Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

1.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”), shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL (whether occurring before, at or after the Effective Time), shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 1.5 and 1.8.

(b) The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands; provided that Parent shall have the right to participate in such negotiations and proceedings. Neither Parent nor the Company shall, except with the prior written consent of the other Party, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

1.11 Withholding. The Parties and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or any other Person such amounts as such Party or the Exchange Agent reasonably determines it is required to deduct and withhold under the Code or any other Law with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including an IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder; provided, however, that before making any such deduction or withholding, Parent shall provide to the Company commercially reasonable notice of any applicable payor’s intention to make such deduction or withholding and such notice shall include in reasonable detail the authority, basis and method of calculation for the proposed deduction or withholding and shall be given at least a commercially reasonable period of time before such deduction or withholding is required in order for the Company to obtain reduction or relief from the applicable Governmental Body. The payor shall provide commercially reasonable notice to the payee upon becoming aware of any such withholding obligation, and the Parties shall cooperate with each other to the extent reasonable to obtain a reduction of or relief from such withholding. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Body, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

1.12 Payment of Parent Transaction Expenses; Parent Stockholders’ Equity.

(a) For the purposes of this Agreement, the “Determination Date” shall be the date that is five (5) calendar days before the anticipated date for Closing, as agreed upon by Parent and the Company. On or before the Determination Date, Parent shall provide the Company with a list of all Parent Transaction Expenses as of the Determination Date and a good faith estimate of all Parent Transaction Expenses as of immediately prior to the Closing, certified by the Chief Financial Officer of Parent (or, if there is no Chief Financial Officer, the principal accounting officer for Parent).

(b) At or prior to the Closing, Parent shall pay in full the Parent Transaction Expenses, using first the funds received in any Pre-Closing Capital Raise, and thereafter using any remaining sources of immediately available funds. In the event that Parent does not have sufficient immediately available funds to pay in full the Parent Transaction Expenses and the other Liabilities of Parent at or prior to the Closing, the amount of Ongoing Support Funding, as defined in the CVR Agreement, shall be reduced dollar-for-dollar by the unpaid amount of the Parent Transaction Expenses and the other Liabilities of Parent, up to a cap of $200,000 (such reduction, “Transaction Expense Setoff”), and the Transaction Expense Setoff shall be applied to pay the Parent Transaction Expenses and the other Liabilities of Parent. Parent shall use commercially reasonable efforts to ensure that any Parent Transaction Expenses and the other Liabilities of Parent that remain or are projected as of the Determination Date to remain unpaid after the Effective Time, after giving effect to the Transaction Expense Setoff, shall be, at the option of the payee thereof, either (i) converted into the right to receive shares of restricted common stock of Parent (the terms of which shall be determined by Parent and subject to the Company’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed; and which shall be deemed Parent Outstanding Shares for purposes of the Exchange Ratio) at a per share price equal to the Parent Closing Price or (ii) reduced or discounted such that any amount of such Parent Transaction Expense or other Liability of Parent already paid shall be deemed to be payment in full.

(c) As of immediately prior to the Effective Time, Parent’s stockholders’ equity shall be no less than $0.00; provided, that in the event that Parent’s stockholders’ equity is less than $0.00 as of immediately prior to the Effective Time, (i) if the Transaction Expense Setoff is less than $200,000, then the amount of the Ongoing Support Funding, as defined in the CVR Agreement, shall be reduced dollar-for-dollar by the amount of any deficiency in Parent’s stockholders’ equity, but in no event shall such reduction and the Transaction Expense Setoff, collectively and in the aggregate, exceed $200,000 and (ii) if, after giving effect to the reduction in Ongoing Support Funding in accordance with foregoing clause (i), a deficiency in Parent’s stockholders’ equity remains, then the closing condition set forth in Section 8.2(b) shall be deemed to not have been satisfied.

(d) As of immediately following the Effective Time and after giving effect to the Merger and the Pre-Closing Company Financing, the Company shall (assuming that, after giving effect to any reduction in Ongoing Support Funding in accordance with Section 1.12(c)(i), there is no deficiency in Parent’s stockholders’ equity that was directly caused by Parent’s breach of a representation, warranty and/or covenant under this Agreement) have caused Parent’s stockholders’ equity to be no less than Five Million Dollars ($5,000,000.00) and have caused Parent to satisfy all other Nasdaq listing requirements.

Section 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.12(h), except as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Due Organization; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries. The Company does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity.

(d) The Company is and has not been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2 Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. The Company is not in breach or violation of its Organizational Documents.

2.3 Authority; Binding Nature of Agreement.

(a) The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to the receipt of the Required Company Stockholder Vote, to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters.

(b) This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.4 Vote Required. The affirmative vote (or written consent) of the holders of (i) a majority of the shares of voting power of the Company Preferred Stock and the Company Common Stock, voting together as a single class; and (ii) at least 75% of the shares of the Company Series A Preferred Stock, voting together as a single series, at least 51% of the shares of the Company Series B Preferred Stock, voting together as a single series, at least 66 2/3% of the shares of the Company Series C Preferred Stock, voting together as a single series, at least 66 2/3% of the shares of the Company Series D Preferred Stock, voting together as a single series, and at least 66 2/3% of the shares of the Company Series D-1 Preferred Stock, voting together as a single series, in each case, as outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon is the only vote (or written consent) of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions (the “Required Company Stockholder Vote”).

2.5 Non-Contravention; Consents. Subject to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(b) contravene, conflict with or result in a material violation of, or, to the Knowledge of the Company, give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company is subject, except as would not reasonably be expected to be material to the Company or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not reasonably be expected to be material to the Company or its business;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in any such case as would not be reasonably likely to result in a Company Material Adverse Effect; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company (except for Permitted Encumbrances).

Except for (i) any Consent set forth on Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, the Company is and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement and the Company Lock-Up Agreements, or (B) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No Takeover Statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Lock-Up Agreements, or any of the Contemplated Transactions.

2.6 Capitalization.

(a) The authorized Company Capital Stock as of the date of this Agreement consists of (i) 40,000,000 shares of Company Common Stock, par value $0.01 per share, of which of which 5,602,212 shares are issued and outstanding as of the date of this Agreement, and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share; of such preferred stock, 2,500,000 shares are designated as Series A Preferred Stock (the “Company Series A Preferred Stock”), of which 2,412,887 shares are issued and outstanding as of the date of this Agreement (which outstanding shares are as of the date of this Agreement convertible into 1,286,873 shares of Company Common Stock); 9,000,000 shares are designated as Series B Preferred Stock (the “Company Series B Preferred Stock”), of which 7,707,736 shares are issued and outstanding as of the date of this Agreement (which outstanding shares are as of the date of this Agreement convertible into 2,569,245 shares of Company Common Stock); 5,500,000 shares are designated as Series C Preferred Stock (the “Company Series C Preferred Stock”), of which 3,300,715 shares are issued and outstanding as of the date of this Agreement (which outstanding shares are as of the date of this Agreement convertible into 9,902,145 shares of Company Common Stock); 2,151,816 shares are designated as Series D Preferred Stock (the “Company Series D Preferred Stock”), of which 1,508,305 shares are issued and outstanding as of the date of this Agreement (which outstanding shares are as of the date of this Agreement convertible into 4,701,699 shares of Company Common Stock); and 848,184 shares are designated as Series D-1 Preferred Stock (the “Company Series D-1 Preferred Stock”), of which 643,511 shares are issued and outstanding as of the date of this Agreement (which outstanding shares are as of the date of this Agreement convertible into 2,005,957 shares of Company Common Stock). The Company does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities.

(c) The Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

(d) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company other than the Company Warrants; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company other than the Company Convertible Notes; (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company except in connection with the Pre-Closing Company Financing; or (iv) outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(e) All outstanding shares of Company Capital Stock and other securities of the Company have been issued and granted in material compliance with (i) the Organizational Documents of the Company in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(f) All distributions, dividends, repurchases and redemptions of the Company Capital Stock or other equity interests of the Company were undertaken in material compliance with (i) the Organizational Documents of the Company in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

2.7 Financial Statements.

(a) The Company has provided to Parent true and complete copies of (i) the Company’s unaudited balance sheets at March 31, 2018 and 2019, together with related unaudited statements of income, stockholders’ equity and cash flows, and notes thereto, of the Company for the fiscal years then ended and (ii) the Company Unaudited Interim Balance Sheet, together with the unaudited statements of income, stockholders’ equity and cash flows of the Company for the period reflected in the Company Unaudited Interim Balance Sheet (collectively, the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP (except that the Company Financial Statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are material) and fairly present, in all material respects, the financial position and operating results of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b) The Company maintains accurate books and records reflecting their assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability of the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) The Company is not a party to or bound by “off-balance sheet arrangements” (as defined in Item 303(e) of Regulation S-K under the Exchange Act).

(d) Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2018, neither the Company nor its independent auditors have identified (i) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any claim or allegation regarding any of the foregoing.

2.8 Absence of Changes. Between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required the consent of Parent pursuant to Section 4.2(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9 Absence of Undisclosed Liabilities. As of the date hereof, the Company does not have any liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (each a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet under GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of the Company under Company Contracts (other than for breach thereof); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company.

2.10 Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to the Company or its business, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11 Real Property; Leasehold. The Company does not own nor has ever owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by the Company, and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

2.12 Intellectual Property.

(a) To the Knowledge of the Company, each of the Patents and Patent applications included in the Company Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States and any other jurisdictions where registrations and/or applications have been filed. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) or notice, judgment, claim, dispute, challenge, opposition, cancellation or nullity proceeding, or threats to commence the same, is outstanding, pending, threatened in writing or, to the Knowledge of the Company, threatened, in which the scope, validity, enforceability or ownership of any Company Registered IP is being or has been contested or challenged. To the Knowledge of the Company, the Company has not taken any action (or failed to take any action), conducted its business, or used or enforced (or failed to enforce) any of the Company Registered IP in a manner that would result in the loss of ownership rights, abandonment, cancellation, forfeiture, relinquishment, or unenforceability of any of such Company Registered IP, and the Company has taken or caused to be taken all commercially reasonable steps to protect the Company’s rights in and to each item of such Company Registered IP and to prevent the unauthorized use thereof by any other Person. All filings, payments, disclosures and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline.

(b) The Company owns, exclusively licenses or exclusively sublicenses all right, title and interest in and to all Company IP, free and clear of all Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid, and enforceable written Contracts with each current and former Company Associate whereby to the extent permitted by applicable Law, such Company Associate: (i) acknowledges the Company’s exclusive ownership of all Company IP invented, created, or developed, reduced to practice, or conceived (whether alone or jointly with others) by such Company Associate that (A) are or were within the scope of his or, her, or its employment or engagement with Company, (B) relate in any way to the businesses of the Company as previously and currently conducted by the Company, and as presently proposed to be conducted by the Company, (C) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities, or information, or (D) resulted from the performance of services for the Company, and whether those services were within the scope of his, her, or its employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such Company Associate may have in or to such Company IP; (iii) irrevocably waives any right or interest, including any moral rights, regarding such Company IP, to the extent permitted by applicable Law; and (iv) agrees to hold all Trade Secrets and other confidential and proprietary information of the Company in confidence both during and after their employment or engagement.

(c) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Company IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership or usage rights, or other licensable or sublicensable rights, to such Company IP or the right to receive royalties for the practice of such Company IP. The Company has not made any commitments to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) that require or obligate the Company to grant or offer to any other Person any license or right to any Company IP or otherwise impair or limit the Company’s control of any Company IP, and no Patent included in the Company IP (A) is subject to any commitment that would require the grant of any license or other right to any Person or otherwise limit the Company’s control of any Company IP, or (B) has been identified by the Company or, to the Company’s Knowledge, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization.

(d) Each Company In-Bound License and Company Out-Bound License providing for aggregate payments to or from the Company in any 12-month period in excess of $75,000 (collectively, “Material Company IP Contracts”) and COTS License is valid and binding the Company and is in full force and effect. Neither the Company, nor any other party thereto is, or is alleged to be, in breach of or default under, any Material Company IP Contract or COTS License. Neither the Company, nor any other party thereto, has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Material Company IP Contract or COTS License. The Company has the valid and enforceable right to use all Intellectual Property Rights provided to it under the Material Company IP Contracts and COTS Licenses.

(e) To the Knowledge of the Company, the operation of the businesses of the Company as currently conducted, and as conducted during the six years preceding the date of this Agreement, does not and has not infringed, misappropriated or otherwise violated any valid and enforceable Registered IP or any other Intellectual Property Right owned by any other Person and, to the Company’s Knowledge, no other Person is infringing, misappropriating or otherwise violating any Company IP or any Intellectual Property Rights exclusively licensed or sublicensed to the Company. As of the date of this Agreement, no Legal Proceeding is pending or threatened in writing (or, to the Knowledge of the Company, is threatened) (A) against the Company alleging that the operation of the businesses of the Company infringes or constitutes the misuse, misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company alleging that another Person has infringed, misused, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to the Company. Since January 1, 2018, the Company has not received any written notice or other written communication alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f) None of the Company IP or, to the Knowledge of the Company, any Intellectual Property Rights exclusively licensed to or exclusively sublicensed to the Company is subject to any threatened, pending or outstanding injunction, directive, order, judgment or other disposition of dispute that restricts the use, transfer, registration or licensing by the Company or its Subsidiaries of any such Company IP or Intellectual Property Rights exclusively licensed to the Company.

2.13 Agreements, Contracts and Commitments. The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Since March 31, 2018, the Company has not, nor to the Company’s Knowledge, as of the date of this Agreement, has any other party to a Company Material Contract, materially breached, violated or defaulted under, or received notice that it materially breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, no Person has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract, and no Person has indicated in writing to the Company that it desires to renegotiate, modify, not renew or cancel any Company Material Contract.

2.14 Compliance; Permits; Restrictions.

(a) The Company and all of its directors, officers, employees, agents and independent contractors are, and since January 1, 2018 have been, in compliance in all material respects with all applicable Laws, including the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Food and Drug Administration (“FDA”) regulations adopted thereunder, and any other similar Law administered or promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug and biopharmaceutical products (each, a “Drug Regulatory Agency”). No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is, to the Knowledge of the Company, pending or threatened in writing against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) would be reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) would be reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.

(c) There are no proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged violation by the Company of the FDCA, FDA regulations adopted thereunder, the Public Health Service Act or any other similar Law administered or promulgated by any Drug Regulatory Agency.

(d) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its products or product candidates have participated, were and, if still ongoing, are being conducted in all material respects in compliance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58, 312 and 601. No preclinical or clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion for safety or non-compliance reasons. Since January 1, 2018, the Company has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring or threatening to initiate the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates have participated.

(e) Neither the Company, nor any of its directors, officers, employees, agents or independent contractors, is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company nor any of its officers, employees or, to the Knowledge of the Company, agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of the Company, threatened against the Company or any of their respective officers, employees or, to the Knowledge of the Company, agents.

(f) The Company and the operation of the Company’s business are in material compliance with all Privacy Laws and all Laws pertaining to sensitive business information accessed, owned, licensed, received, stored, maintained, controlled, or processed by or on behalf of the Company (collectively, “Sensitive Data”). The Company has taken actions and implemented policies and procedures, including administrative, technical, and physical safeguards, in accordance with Privacy Laws and industry standards, to protect and maintain the confidentiality, integrity, privacy, security, and protection of any and all Sensitive Data against unauthorized access, use, modification, disclosure or other misuse and to safeguard the computer system, networks, and electronic infrastructure components that the Company owns, leases or licenses under any agreement that are used in the operation of the business of the Company (“Company Systems”) against the risk of material business disruption.

(g) The Company and its Subsidiaries have complied in all material respects with all Privacy Laws and contractual obligations with respect to Personal Information, and all rules, policies, and procedures established by the Company with respect to Personal Information. Any and all Sensitive Data processed by the Company has been collected fairly and lawfully and can be used or transferred legitimately in the course of business and as envisaged by the consummation of the transactions under this Agreement without breaching or violating any Privacy Laws, policies or procedures, contractual arrangements, or any ownership or usage rights, or other licensable or sublicensable rights. The Company has at all times made all disclosures, and obtained all necessary consents and authorizations, as required by Privacy Laws, except as would not be reasonably likely to result in a Company Material Adverse Effect.

(h) To the Knowledge of the Company, none of the Sensitive Data stored or processed by or on behalf of the Company has been subject to any data privacy or security breach or incident (including any unauthorized or improper access, acquisition, exfiltration, manipulation, erasure, use, or disclosure) requiring notification under any Privacy Laws or Contract provision. No claims have been asserted or threatened against the Company (and to the Company’s Knowledge, no such claims are likely to be asserted or threatened against the Company) by any Person alleging a violation of privacy, personal, or confidentiality rights under any Privacy Law or other applicable Law.

(i) The Company has complied in all material respects with all Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively “HIPAA”). The Company has entered into legally sufficient, where required, and are in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements (“Business Associate Agreements”) to which the Company is a party or otherwise bound. The Company has created and maintained written policies and procedures to protect the privacy of all Protected Health Information, provide training to all employees and agents as required under HIPAA, and have implemented security procedures, including physical, technical and administrative safeguards, to protect all Personal Information and Protected Health Information stored or transmitted in electronic form, except as would not be reasonably likely to result in a Company Material Adverse Effect. The Company has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other Privacy Law. To the Knowledge of the Company, no successful Security Incident, Breach of Unsecured Protected Health Information or breach of Personal Information under applicable state or federal laws have occurred with respect to information maintained or transmitted to the Company or an agent or third party subject to a Business Associate Agreement with the Company. All capitalized terms in this Section 2.14(i) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

(j) There has not been any adverse inspection, finding of deficiency, finding of non-compliance, 483 observation, It-Has-Come-To-Our-Attention letter, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, penalty, untitled letter, warning letter, seizure, injunction, disbarment, prosecution, or other compliance or enforcement action relating to any products marketed, sold, or distributed by the Company or its directors, officers, employees, agents or independent-contractor service providers, including any actions by a Drug Regulatory Agency. Since January 1, 2018, there have not been any recalls, field actions, corrections, market withdrawals, or removals ordered by FDA or any other Drug Regulatory Agency, or voluntarily initiated by the Company, or any seizures or adverse regulatory actions taken or, threatened in writing, by FDA or any other Drug Regulatory Agency relating to any products marketed, sold, or distributed by Company or any facilities where any such products are created, manufactured, sold, distributed, licensed, processed, packaged or stored.

2.15 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of the Company, no Person has after January 1, 2018 threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Since January 1, 2018 through the date of this Agreement, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.

(c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.

2.16 Tax Matters.

(a) The Company has timely filed all income Tax Returns and other material Tax Returns, other than Tax Returns subject to a valid extension granted in the Ordinary Course of Business, that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where the Company does not file a particular Tax Return or pay a particular Tax that the Company is subject to taxation by that jurisdiction.

(b) All income and other material Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of the Company did not, as of the date of the Company Unaudited Interim Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All Taxes that the Company are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and, have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than statutory Encumbrances for current Taxes or other governmental charges, assessments or levies that are not yet due and payable) upon any of the assets of the Company.

(e) No deficiencies for income or other material Taxes with respect to the Company has been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing, and to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company. The Company (and any of its predecessors) have not waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) None of Parent nor the Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date.

(i) The Company has never been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. The Company does not have any Liability for any material Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(j) The Company has not, during the past two (2) years, distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k) The Company was not created or organized in the U.S. such that such Entity would be taxable in the U.S. as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a). The Company is treated as a corporation for U.S. federal income Tax purposes. The Company is not, and never has been, a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B), nor is it treated as a U.S. corporation under Section 7874(b) of the Code.

(l) The Company has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(m) The Company has not taken or agreed to take any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(n) The Company has not ever had a permanent establishment or other taxable presence (as determined pursuant to an applicable tax treaty or applicable foreign Tax Law) in any country other than the country of its formation.

For purposes of this Section 2.16, each reference to the Company shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company.

2.17 Employee and Labor Matters; Benefit Plans.

(a) As applicable with respect to each material Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written summary of all material plan terms, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the two most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all records, notices and filings for the three-year period ending on the date hereof concerning IRS or Department of Labor or other Governmental Body inquiries, audits or investigations, or concerning “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, (viii) all policies and procedures established to comply with the privacy and security rules of HIPAA and (ix) any written reports constituting a valuation of the Company Capital Stock used by the Company for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm.

(b) Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act, as amended and as applicable, and all other Laws.

(c) The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

(d) Neither the Company nor any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(e) There are no pending audits or investigations, and during the six-year period ending on the date hereof have been no audits or investigations, by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company, reasonably threatened claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, any fiduciary thereof or service provider thereto, or any pending application or filing under a government-sponsored voluntary compliance, self-correction or similar program, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made in all material respects and neither the Company nor any Company ERISA Affiliate has any material liability for any unpaid contributions with respect to any Company Benefit Plan.

(f) Neither the Company, nor any Company ERISA Affiliate, nor to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, or any Company ERISA Affiliates or Parent to a material Tax, material penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code. To the Knowledge of the Company, nothing has occurred with respect to any Company Benefit Plan that has resulted in, or could reasonably be expected to result in, a penalty or other liability under Section 502 of ERISA, an excise tax under the Code, liability to the Pension Benefit Guaranty Corp, other than premium payments, or any tax penalty under Code Section 4980H.

(g) No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and neither the Company nor the Company ERISA Affiliates has made a written or oral representation promising the same.

(h) Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment), will (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(i) Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any Person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(j) Each Company Benefit Plan or other agreement, arrangement, practice or program providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder in all material respects.

(k) No current or former employee, officer, director, independent contractor or other service provider of the Company has any “gross up” agreements with the Company or other right or assurance of reimbursement by the Company for any Taxes imposed under Code Section 409A or Code Section 4999.

(l) There is no Company Benefit Plan maintained outside of the United States.

(m) The Company is not nor has it ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company, including through the filing of a petition for representation election. There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity, against the Company. No event has occurred, and, to the Knowledge of the Company, no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity.

(n) The Company and each of its Subsidiaries is, and since January 1, 2016 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to the Company, with respect to employees of the Company, each of the Company, since January 1, 2016: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company relating to any employee, applicant for employment, consultant, employment agreement or Company Benefit Plan (other than routine claims for benefits).

(o) Except as would not be reasonably likely to result in a material liability to the Company, with respect to each individual who currently renders services to the Company, the Company has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, the Company has accurately classified him or her as exempt from or ineligible for overtime under all applicable Laws. The Company does not have any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from or ineligible for overtime under all applicable Laws.

(p) Within the preceding five years, the Company has not implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of Parent, and there has been no “employment loss” as defined by the WARN Act within the ninety (90) days prior to the Closing Date.

(q) There is no Legal Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of the Company, threatened against the Company relating to labor, employment, employment practices, or terms and conditions of employment.

2.18 Environmental Matters. The Company, in all material respects, complies with and since January 1, 2018 has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. The Company has not received since January 1, 2018 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business. No current or (during the time a prior property was leased or controlled by the Company) prior property leased or controlled by the Company has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the Contemplated Transactions. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company with respect to any property leased or controlled by the Company any business operated by them.

2.19 Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2018, the Company has not received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

2.20 No Financial Advisors. Other than GreenBlock Capital LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.21 Transactions with Affiliates. There have been no material transactions or relationships, since January 1, 2018, between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or, to the Knowledge of the Company, any of such officer’s or director’s immediate family members, (b) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. The Company is not indebted to any director, officer or employee of the Company (except for any stockholders’ equity in connection with the ownership of Company Capital Stock, amounts due as salaries and bonuses (other than current payroll), other amounts due under employment agreements, retention agreements or employee benefit plans and amounts payable in reimbursements of expenses), and no such director, officer or employee is indebted to the Company, as applicable.

2.22 Anti-Bribery. None of the Company nor any of its directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company is not nor has it been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

2.23 Financing Commitment Letter. The Company has delivered to Parent a correct and complete copy of the Financing Commitment Letter. As of the date of this Agreement, (a) the Financing Commitment Letter has not been amended or modified, (b) the commitments contained in the Financing Commitment Letter have not been withdrawn or rescinded in any respect and (c) the Financing Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of the parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Pre-Closing Company Financing, other than as expressly set forth in the Financing Commitment Letter. The aggregate proceeds to be disbursed to Parent pursuant to any Pre-Closing Capital Raise, together with the equity financing to be provided to the Company under the agreements contemplated by the Financing Commitment Letter, is projected to be sufficient for Parent to have, as of immediately following the Effective Time, shareholders’ equity of no less than Five Million Dollars ($5,000,000.00) as contemplated by this Agreement (assuming that, after giving effect to any reduction in Ongoing Support Funding in accordance with Section 1.12(c)(i), there is no deficiency in Parent’s stockholders’ equity that was directly caused by Parent’s breach of a representation, warranty and/or covenant under this Agreement). As of the date of this Agreement, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under the Financing Commitment Letter, and the Company does not have any reason to believe that any of the conditions to the Pre-Closing Company Financing will not be satisfied or that the Pre-Closing Company Financing will not be available to the Company on the Closing Date.

2.24 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Section 2 or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub set forth in Section 3, neither the Company nor any of its Representatives is relying on any other representation or warranty of Parent or any other Person made outside of Section 3, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

Section 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 10.12(h), except (a) as set forth in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (b) as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization; No Subsidiaries.

(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. Since the date of its incorporation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.

(b) Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c) Other than Merger Sub, Parent does not have any Subsidiary. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. All of the issued and outstanding capital stock of Merger Sub, which consists of 1,000 shares of common stock, $0.01 par value, is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(d) Parent is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. Parent has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Parent has not, at any time, been a general partner of, and has not otherwise been liable for, any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. Parent has made available to the Company accurate and complete copies of Parent’s and Merger Sub’s Organizational Documents in effect as of the date of this Agreement. Neither Parent nor Merger Sub is in breach or violation of its respective Organizational Documents.

3.3 Authority; Binding Nature of Agreement.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject, with respect to Parent, to receipt of the Required Parent Stockholder Vote and, with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Parent Board (at meetings duly called and held) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters. The Merger Sub Board (by unanimous written consent) has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder; (B) deemed advisable and approved this Agreement and the Contemplated Transactions; and (C) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

(b) This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. The affirmative vote of (i) with respect to the proposals in Section 5.3(a)(i), Section 5.3(a)(ii), Section 5.3(a)(iii), Section 5.3(a)(iv), Section 5.3(a)(v) and Section 5.3(a)(vi), the holders of a majority of the shares of Parent Common Stock outstanding on the record date for the Parent Stockholders’ Meeting and entitled to vote thereon and (ii) with respect to the proposals in Section 5.3(a)(iii)(B), the holders of (A) a majority of the shares of Parent Series A Preferred Stock, voting together as a single series, (B) at least sixty percent (60%) of the shares of Parent Series B Preferred Stock, voting together as a single series and (C) a majority of the shares of Parent Series C Preferred Stock, voting together as a single series, in each case, as outstanding on the record date for the Parent Stockholders’ Meeting and entitled to vote thereon are, collectively, the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Parent Stockholder Matters (all together, the “Required Parent Stockholder Vote”).

3.5 Non-Contravention; Consents. Subject to obtaining the Required Parent Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub;

(b) contravene, conflict with or result in a material violation of, or, to the Knowledge of Parent, give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject, except as would not reasonably be expected to be material to Parent or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent, except as would not reasonably be expected to be material to Parent or its business;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except in any such case as would not be reasonably likely to result in a Parent Material Adverse Effect; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by Parent (except for Permitted Encumbrances).

Except for (i) the Required Parent Stockholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither Parent nor Merger Sub is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. The Parent Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No Takeover Statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

3.6 Capitalization.

(a) The authorized capital stock of Parent as of the date of this Agreement consists of (i) 225,000,000 shares of Parent Common Stock, par value $0.001 per share, of which 26,840,925 shares have been issued and are outstanding as of the close of business on the Reference Date and (ii) 15,000,000 shares of preferred stock of Parent, par value $0.001 per share; of such preferred stock, (A) 9,500 shares are designated as Series A Convertible Preferred Stock (the “Parent Series A Preferred Stock”), of which 0 shares of Parent Series A Preferred Stock have been issued and are outstanding as of the date of this Agreement, (B) 6,000 shares are designated as Series B Convertible Preferred Stock (the “Parent Series B Preferred Stock”) 1,850 of which are issued and outstanding as of the date of this Agreement and (C) 1,880 shares are designated as Series C Convertible Preferred Stock (the “Parent Series C Preferred Stock”), 240 of which are issued and outstanding as of the date of this Agreement. Parent does not hold any shares of its capital stock in its treasury except for any repurchased shares of Parent Series B Preferred Stock and Parent Series C Preferred Stock.

(b) All of the outstanding shares of Parent Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Investor Agreements, none of the outstanding shares of Parent Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Capital Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein and in the Investor Agreements or as otherwise set forth on Section 3.6(b) of the Parent Disclosure Schedule, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Capital Stock. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. There are outstanding Parent Warrants to purchase 8,413,017 shares of Parent Common Stock, and no other Parent Warrants.

(c) As of the date of this Agreement, 1,382,135 shares have been reserved for issuance upon exercise of Parent Options granted under the Parent Stock Plans that are outstanding as of the date of this Agreement and 1,520,124 shares remain available for future issuance pursuant to the Parent Stock Plans.

(d) Except for the Parent Warrants, the Parent Stock Plans, including the Parent Options and the Parent RSUs, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or Merger Sub; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or Merger Sub; (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or Merger Sub; or (iv) outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or Merger Sub.

(e) All outstanding shares of Parent Capital Stock, Parent Options, Parent Warrants, Parent RSUs and other securities of Parent have been issued and granted in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and (ii) all applicable securities Laws and other applicable Law, and (iii) all requirements set forth in applicable Contracts.

3.7 SEC Filings; Financial Statements.

(a) Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2018 (the “Parent SEC Documents”), except for documents that have been filed electronically on EDGAR and can be obtained on the SEC’s website at www.sec.gov. All statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), including in each case, the rules and regulations promulgated thereunder, and, as of the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to any Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.7(a), the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.

(c) Parent’s auditor has at all times since its first date of service to Parent been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (h) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Since January 1, 2018 through the date of this Agreement, Parent has not received any comment letter from the SEC or the staff thereof. As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Documents, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company true, correct and complete copies or all comment letters, written inquiries and enforcement correspondences between the SEC, on the one hand, and Parent, on the other hand, occurring since January 1, 2018 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date of this Agreement. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Documents is the subject of ongoing SEC audit or investigation or outstanding SEC comment.

(e) Neither Parent nor, to the Knowledge of Parent, any director, officer, employee, or internal or external auditor of Parent has received or otherwise had or obtained actual Knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Parent has engaged in questionable accounting or auditing practices. Since January 1, 2018, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(g) Parent has delivered or made available to the Company correct and complete copies of all material correspondences between Nasdaq and Parent since January 1, 2018.

(h) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that Parent maintains records that in reasonable detail accurately and fairly reflect Parent’s transactions and dispositions of the assets of Parent and Merger Sub, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of December 31, 2018, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has not identified, based on its most recent evaluation of internal controls over financial reporting, any material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(i) Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that (i) all information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods required by the SEC, and (ii) all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

3.8 Absence of Changes. Except as set forth on Section 3.8 of the Parent Disclosure Schedule, between the date of the Parent Balance Sheet and the date of this Agreement, Parent has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required the consent of the Company pursuant to Section 4.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Absence of Undisclosed Liabilities. As of the date hereof, Parent does not have any Liability, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent since the date of the Parent Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Parent under Parent Contracts (other than for breach thereof); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Parent.

3.10 Intellectual Property. To the Knowledge of Parent, each of the Patents and Patent applications included in the Parent Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States and any other jurisdictions where registrations and/or applications have been filed. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) or notice, judgment, claim, dispute, challenge, opposition, cancellation or nullity proceeding, or threats to commence the same, is outstanding, pending, threatened in writing, or, to the Knowledge of Parent, threatened, in which the scope, validity, enforceability or ownership of any Parent Registered IP is being or has been contested or challenged. None of Parent IP or, to the Knowledge of Parent, any Intellectual Property Rights exclusively licensed or exclusively sublicensed to Parent is subject to any threatened, pending or outstanding injunction, directive, order, judgment or other disposition of dispute that restricts the use, transfer, registration or licensing by Parent of any such Parent IP or Intellectual Property Rights exclusively licensed to Parent.

3.11 Agreements, Contracts and Commitments. Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Parent has not, nor to Parent’s Knowledge, as of the date of this Agreement, has any other party to a Parent Material Contract, materially breached, violated or defaulted under, or received notice that it materially breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract. As to Parent, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions.

3.12 No Financial Advisors. Except for Alliance Global Partners (the “Financial Advisor”), no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent. Any and all rights of the Financial Advisor and of any other financial advisor or investment banker to compensation (or payments in lieu of compensation) or to first-offer or first-refusal rights in respect of any Parent post-Merger financing, merger/sale/acquisition transaction or partnering transaction have been terminated.

3.13 Valid Issuance. The Parent Common Stock and the Parent Alpha Preferred Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, have been duly authorized and be validly issued, fully paid and nonassessable.

3.14 Full Disclosure. To the Knowledge of Parent, no representation or warranty made by Parent in this Agreement (as qualified by any disclosures in the Parent Disclosure Schedule) contains any untrue statement of material fact or omits to state any material fact necessary in order to make the representations and warranties contained herein, in light of the circumstances under which such representations and warranties were made, not false or misleading.

3.15 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Section 3 or in any certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement, neither Parent nor Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company set forth in Section 2, none of Parent, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of the Company or any other Person made outside of Section 2, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

Section 4.	CERTAIN COVENANTS OF THE PARTIES

4.1 Operation of Parent’s Business.

(a) Except as expressly permitted by this Agreement (including any Pre-Closing Capital Raise, the Parent Preferred Stock Conversion and any Reverse Split), as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”) each of Parent and Merger Sub shall conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts.

(b) Except (i) as expressly permitted by this Agreement (including any Pre-Closing Capital Raise, the Parent Preferred Stock Conversion or Reverse Split), (ii) as required by applicable Law or (iii) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit Merger Sub to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Stock Plan in accordance with the terms of such award in effect on the date of this Agreement);

(ii) sell, issue, grant, pledge, accelerate the vesting of (as applicable), or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options, Parent Warrants or Parent RSUs); (B) any option, warrant or right to acquire any capital stock or any other security of Parent (other than grants of Parent Options to employees and service providers in the Ordinary Course of Business); or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent, except the issuance of the Parent Executive Incentive Options;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, liquidation, dissolution or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest, business or other interest in any other Entity, or enter into a joint venture with any other Entity or enter into a new line of business;

(v) (A) lend or advance money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

(vi) other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Parent Benefit Plan or increase costs under existing Parent Benefit Plans; (B) cause or permit any Parent Benefit Plan to be amended in any material respect; (C) issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of any equity interests; (D) pay any bonus (including any transaction-related bonus or other similar success fee) or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (E) increase the severance or change of control benefits offered to any current or new employees, directors or consultants; (F) hire, terminate or give notice of termination to any (x) officer or (y) employee, other than a termination for cause; or (G) accelerate the vesting or extend the exercise period for outstanding equity awards;

(vii) recognize any labor union, labor organization, work council or similar Person except as otherwise required by law and after using reasonable efforts to provide advance notice to the Company;

(viii) acquire any material asset or business or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties if doing so would endanger the listing of Parent Common Stock on Nasdaq;

(ix) sell, assign, transfer, license, sublicense, abandon or otherwise dispose of any Parent IP or any Intellectual Property Rights exclusively licensed to Parent if doing so would endanger Parent’s Nasdaq listing;

(x) make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopt or change any material accounting method in respect of Taxes;

(xi) enter into, materially amend or terminate any Parent Material Contract;

(xii) other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xiii) initiate or settle any material Legal Proceeding; or

(xiv) agree, resolve, offer or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.2 Operation of the Company’s Business.

(a) Except as expressly permitted by this Agreement (including the Pre-Closing Company Financing, the Company Preferred Stock Conversion and the Convertible Note Conversion), as required by applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period each of the Company and its Subsidiaries shall conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts.

(b) Except (i) as expressly permitted by this Agreement (including the Pre-Closing Company Financing, the Company Preferred Stock Conversion and the Convertible Note Conversion), (ii) as required by applicable Law or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii) sell, issue, grant, pledge, accelerate the vesting of (as applicable) or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of the Company or any of its Subsidiaries; (B) any option, warrant or right to acquire any capital stock or any other security of the Company or any of its Subsidiaries, other than option grants to employees and service providers in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, liquidation, dissolution or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest, business or other interest in any other Entity or enter into a joint venture with any other Entity or enter into a new line of business;

(v) (A) lend or advance money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) guarantee any debt securities of others, or (C) forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

(vi) other than as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Company Benefit Plan; (B) cause or permit any Company Benefit Plan to be amended in any material respect; (C) issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of any equity interests; (D) pay any bonus (including any transaction-related bonus or other similar success fee) or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business; (E) increase the severance or change of control benefits offered to any current or new employees, directors or consultants or (F) terminate or give notice of termination to any officer, other than any termination for cause;

(vii) recognize any labor union, labor organization, work council or similar Person except as otherwise required by law and after using reasonable efforts to provide advance notice to Parent;

(viii) acquire any material asset or business or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) sell, assign, transfer, license, sublicense or otherwise dispose of any Company IP or any Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries (other than pursuant to non-exclusive licenses to customers in the Ordinary Course of Business);

(x) make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopt or change any material accounting method in respect of Taxes;

(xi) enter into or materially amend or terminate any Company Material Contract;

(xii) other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xiii) initiate or settle any material Legal Proceeding; or

(xiv) agree, resolve, offer or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (iii) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate; (iv) assemble and provide availability to organized diligence materials as reasonably requested, and; (v) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 4.3(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that (i) any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information, (ii) the consent of a third party is required to provide such access to any such properties or information, or (iii) as may be necessary in the reasonable good faith judgment of such Party to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access; provided, that such Party shall use its commercially reasonable efforts to (A) obtain the required consent of any such third party to provide access to such properties or information, (B) develop an alternative to providing access to such properties or information so as to address such matters that is reasonably acceptable to Parent and the Company and (C) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such attorney-client privilege.

4.4 Parent Non-Solicitation.

(a) Parent agrees that, during the Pre-Closing Period, it shall not, and shall not authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Parent to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.3); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 4.4(a)); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.4 and subject to compliance with this Section 4.4, prior to obtaining the Required Parent Stockholder Vote, Parent may, directly or indirectly through any of its Representatives, (x) furnish access and non-public information regarding Parent to, (y) enter into or participate in discussions or negotiations with or (z) contact, in order to clarify the terms and conditions of any Acquisition Proposal so as to determine if such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Offer, any Person in response to a bona fide Acquisition Proposal by such Person if: (A) neither Parent nor any of its Representatives shall have breached this Section 4.4 in any material respect in connection with the making of such Acquisition Proposal; (B) the Parent Board concludes in good faith after consultation with outside financial advisors and outside legal counsel that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Offer and that the failure to take such action contemplated in clauses (x), (y) or (z) above is reasonably likely to be inconsistent with the fiduciary duties of the Parent Board under applicable Law; (C) at least twenty-four (24) hours prior to furnishing such nonpublic confidential information to, or entering into discussions with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) prior to furnishing any nonpublic information, Parent receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to Parent as those contained in the Confidentiality Agreement; and (E) within twenty-four (24) hours after furnishing any such nonpublic information to such Person, Parent furnishes or makes available such nonpublic information to the Company (to the extent such information has not been previously furnished or made available by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that, in the event any Representative of Parent (whether or not such Representative is purporting to act on behalf of Parent) takes any action that, if taken by Parent, would constitute a breach of this Section 4.4, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by Parent for purposes of this Agreement.

(b) If Parent or any Representative of Parent receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than one Business Day after Parent receives such Acquisition Proposal or Acquisition Inquiry) advise the Company in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Parent shall keep the Company reasonably informed of any material developments, negotiations and discussions with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) Parent shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry received on or prior to the date of this Agreement and promptly request the destruction or return of any nonpublic information of Parent provided to such Person.

4.5 Company Non-Solicitation.

(a) The Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.5 and subject to compliance with this Section 4.5, prior to obtaining the Required Company Stockholder Vote, the Company may, directly or indirectly through any of its Representatives, (x) furnish access and nonpublic information regarding Company to, (y) enter into or participate in discussions or negotiations with or (z) contact, in order to clarify the terms and conditions of any Acquisition Proposal so as to determine if such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Offer, any Person in response to a bona fide Acquisition Proposal by such Person if: (A) neither Company nor any of its Representatives shall have breached this Section 4.5 in any material respect in connection with the making of such Acquisition Proposal; (B) the Company Board concludes in good faith after consultation with outside financial advisors and legal counsel that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Offer and that the failure to take such action contemplated in clauses (x), (y) or (z) above is reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; (C) at least twenty-four (24) hours prior to furnishing such nonpublic confidential information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) prior to furnishing any nonpublic information, the Company receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to the Company as those contained in the Confidentiality Agreement; and (E) within twenty-four (24) hours after furnishing any such nonpublic information to such Person, the Company furnishes or makes available such nonpublic information to Parent (to the extent such information has not been previously furnished or made available by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 4.5, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by the Company for purposes of this Agreement.

(b) If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one Business Day after the Company receives such Acquisition Proposal or Acquisition Inquiry) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Parent reasonably informed of any material developments, negotiations and discussions with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry received on or prior to the date of this Agreement and promptly request the destruction or return of any nonpublic information of the Company or any of its Subsidiaries provided to such Person.

4.6 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company or its Subsidiaries is commenced, or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries or, to the Knowledge of the Company, any director or officer of the Company or its Subsidiaries; (iii) the Company becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of the Company to comply with any covenant or obligation of the Company; in the case of (iii) and (iv) that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 or 7, as applicable, impossible or materially less likely. No notification given to Parent pursuant to this Section 4.6(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company or any of its Subsidiaries contained in this Agreement or the Company Disclosure Schedule for purposes of Sections 6 and 7, as applicable.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting Parent is commenced, or, to the Knowledge of Parent, threatened against Parent or, to the Knowledge of Parent, any director or officer of Parent; (iii) Parent becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of Parent to comply with any covenant or obligation of Parent or Merger Sub; in the case of (iii) and (iv) that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 or 8, as applicable, impossible or materially less likely. No notification given to the Company pursuant to this Section 4.6(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement or the Parent Disclosure Schedule for purposes of Sections 6 and 8, as applicable.

(c) During the Pre-Closing Period, Parent shall provide to the Company, on a bi-weekly basis starting the second full calendar week following the date of this Agreement, an updated budget and projected cash flow for Parent during the Pre-Closing Period (including Parent Transaction Expenses), and an estimate of Parent Transaction Expenses as of such date.

Section 5.	ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the date of this Agreement (but in no event later than the later of (i) 30 days following the date of this Agreement and (ii) five Business Days after Parent’s receipt of the Company’s Audited Financial Statements pursuant to Section 5.21), the Parties shall prepare, and Parent shall cause to be filed with the SEC, the Registration Statement, in which the Proxy Statement will be included as a prospectus. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Proxy Statement, prior to the filing thereof with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC in all material respects, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. As soon as reasonably practicable following the date of this Agreement, Parent shall establish a record date for, duly call, give notice of and, as soon as reasonably practicable thereafter in accordance with Section 5.3, convene the Parent Stockholders’ Meeting. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If Parent, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders.

(b) The Company shall reasonably cooperate with Parent and provide, and require its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company or its Subsidiaries that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement. Without limiting the foregoing, each Party will use commercially reasonable efforts to cause to be delivered to the other Party a consent letter of such Party’s independent accounting firm, dated no more than two Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to the other Party), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(c) The information relating to Parent to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information in the Proxy Statement relating to Parent will not, on the date the Proxy Statement is first mailed to Parent Stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to the information that has been or will be supplied by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion in the Registration Statement or Proxy Statement.

(d) The information supplied by the Company and each of its Subsidiaries for inclusion in the Registration Statement (including the Company Audited Financial Statements and Company Interim Financial Statements) will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information supplied by the Company for use in the Proxy Statement relating to the Company and its Subsidiaries (including any Company Financial Statements) will not, on the date the Proxy Statement is first mailed to the Parent’s stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by the Company with respect to the information that has been or will be supplied by Parent and Merger Sub or any of their Representatives for inclusion in the Registration Statement or Proxy Statement.

5.2 Pre-Closing Company Financing; Company Information Statement; Stockholder Written Consent.

(a) Promptly following the date of this Agreement, the Company shall use commercially reasonable efforts to enable and effectuate the Pre-Closing Company Financing, including without limitation (i) Company Board action to authorize and approve the Pre-Closing Company Financing and related documents and instruments, including the approving the amendment of the certificate of incorporation of the Company to (A) increase the number of authorized shares of the Company Common Stock and the Company Preferred Stock and the designation of the new series convertible preferred stock (with no more than 1x liquidation preference, a 9.9% blocker on conversion and a conversion ratio and other terms reasonably satisfactory to the Investor and the Company) of the Company to be issued in connection with the Pre-Closing Company Financing (the “Company Series Alpha Preferred Stock”), (ii) entering into a definitive purchase and sale agreement with the Investor (or other investor(s)) for the Pre-Closing Company Financing no later than the date on which the Registration Statement shall have been declared effective under the Securities Act, and (iii) causing all conditions to the Investor’s (or other investor(s)’) obligation to close the Pre-Closing Company Financing pursuant to such definitive purchase and sale agreement to be satisfied on or before the Closing Date.

(b) Promptly after the Registration Statement shall have been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, the Company shall prepare, with the cooperation of Parent, and cause to be mailed to its stockholders an information statement (the “Information Statement”) to solicit the Required Company Stockholder Vote pursuant to Section 228 of the DGCL: (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) approving the amendment of the certificate of incorporation of the Company to (A) increase the number of authorized shares of the Company Common Stock and the Company Preferred Stock and the designation of the Company Series Alpha Preferred Stock in connection with the Pre-Closing Company Financing, and (B) if the Company determines that it wishes to change its name to a new name reasonably acceptable to Parent, to change the name of the Company to such new name, and (iii) approving the mandatory conversion of all Company Preferred Stock (other than the Company Series Alpha Preferred Stock) into Company Common Stock as of immediately prior to the Effective Time (whether by charter amendment or by another method) (collectively, the “Company Stockholder Matters”), which Required Company Stockholder Vote shall be executed and delivered by the Company Signatories no later than the close of business on the day immediately prior to the day of the Parent Stockholders’ Meeting. The Information Statement and any other materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2(b) shall be subject to Parent’s advance review and reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) The Company covenants and agrees that the Information Statement, including any pro forma financial statements included therein (and the letter to stockholders and form of Company Stockholder Written Consent included therewith), will not, at the time that the Information Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company, and at the time of receipt of the Required Company Stockholder Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no covenant, representation or warranty with respect to statements made in the Information Statement or incorporated by reference from the Registration Statement (and the letter to the stockholders and form of Company Stockholder Written Consent included therewith), if any, based on information furnished in writing by Parent specifically for inclusion therein.

(d) Promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions and (ii) include a notice of appraisal rights of the Company’s stockholders under Section 262 of the DGCL, containing such information as is required thereunder and pursuant to applicable Law. The Stockholder Notice (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2(d) shall be subject to Parent’s advance review and reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(e) The Company agrees that, subject to Section 5.2(f): (i) the Company Board shall recommend that the Company’s stockholders vote to approve the Company Stockholder Matters and shall use its reasonable best efforts to solicit such approval from each of the Company Signatories within the time set forth in Section 5.2(b) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Company Board Adverse Recommendation Change”).

(f) Notwithstanding anything to the contrary contained in Section 5.2(e) and subject to compliance with Section 4.5, if at any time prior to receipt of the Required Company Stockholder Vote:

(i) the Company has received a written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.5) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer, the Company Board may make a Company Board Adverse Recommendation Change, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Board Adverse Recommendation Change at least three Business Days prior to making any such Company Board Adverse Recommendation Change (a “Company Determination Notice”) (which notice shall not constitute a Company Board Adverse Recommendation Change); and (C) (1) the Company shall have provided to Parent a summary of the material terms and conditions of the Acquisition Proposal in accordance with Section 4.5(b), (2) the Company shall have given Parent the three Business Days after delivery of the Company Determination Notice to propose revisions to the terms of this Agreement or make another proposal and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer and that the failure to make the Company Board Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.2(f)(i) shall also apply to any material amendment to such Acquisition Proposal and require a new Company Determination Notice, except that the references to three Business Days shall be deemed to be two Business Days.

(ii) other than in connection with an Acquisition Proposal, the Company Board may make a Company Board Adverse Recommendation Change in response to a Company Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; (B) the Company shall have given Parent a Company Determination Notice at least three Business Days prior to making any such Company Board Adverse Recommendation Change; and (C) (1) the Company shall have specified the Company Change in Circumstance in reasonable detail, (2) the Company shall have given Parent the three Business Days after delivery of the Company Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Board Adverse Recommendation Change in response to such Company Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.2(f)(ii) shall also apply to any material change to the facts and circumstances relating to such Company Change in Circumstance and require a new Company Determination Notice, except that the references to three Business Days shall be deemed to be two Business Days.

(g) The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 5.2(b) and Section 5.2(e) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal or by any withdrawal or modification of the Company Board Recommendation.

5.3 Parent Stockholders’ Meeting.

(a) Promptly after the Registration Statement has been declared effective by the SEC under the Securities Act, Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock for the purpose of seeking approval of the following (the matters contemplated by the clauses 5.3(a)(i) – (vi) below are referred to as the “Parent Stockholder Matters” and such meeting, the “Parent Stockholders’ Meeting”):

(i) the amendment of Parent’s certificate of incorporation to effect any Reverse Split (with no proportionate reduction in the authorized number of shares of Parent Common Stock);

(ii) the amendment of Parent’s certificate of incorporation to effect the name change of Parent;

(iii) the amendment of Parent’s certificate of incorporation to (A) increase sufficiently the authorized number of shares of Parent Common Stock, (B) increase sufficiently the authorized number of shares of Parent Preferred Stock, and (C) designate (and authorize a sufficient number of shares of) the Parent Alpha Preferred Stock;

(iv) the New Parent Equity Incentive Plan;

(v) the issuance of Parent Common Stock and Parent Preferred Stock to the Company’s stockholders pursuant to this Agreement and the change of control of Parent resulting from the Merger pursuant to Nasdaq rules; and

(vi) the issuance of Parent Common Stock in connection with the conversion price adjustment pursuant to the Irrevocable Consent and Waiver.

(b) The Parent Stockholders’ Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholders’ Meeting, or a date preceding the date on which the Parent Stockholders’ Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders’ Meeting as long as the date of the Parent Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments.

(c) Parent agrees that, subject to Section 5.3(d): (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and use reasonable best efforts to solicit such approval, (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters (the recommendation of the Parent Board with respect to the Parent Stockholder Matters being referred to as the “Parent Board Recommendation”); and (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company (failure by Parent to take the actions set forth in the foregoing clauses (i), (ii) and/or (iii), collectively, a “Parent Board Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary contained in Section 5.3(c) and subject to compliance with Section 4.4, if at any time prior to the approval of Parent Stockholder Matters by the Required Parent Stockholder Vote:

(i) Parent has received a written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.4) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer, the Parent Board may make a Parent Board Adverse Recommendation Change, if and only if: (A) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law; (B) Parent shall have given the Company prior written notice of its intention to consider making a Parent Board Adverse Recommendation Change at least three Business Days prior to making any such Parent Board Adverse Recommendation Change (a “Parent Determination Notice”) (which notice shall not constitute a Parent Board Adverse Recommendation Change); and (C) (1) Parent shall have provided to the Company a summary of the material terms and conditions of the Acquisition Proposal in accordance with Section 4.4(b), (2) Parent shall have given the Company the three Business Days after delivery of the Parent Determination Notice to propose revisions to the terms of this Agreement or make another proposal and shall have made its Representatives reasonably available to negotiate in good faith with the Company (to the extent the Company desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer and that the failure to make the Parent Board Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.3(d)(i) shall also apply to any material amendment to such Acquisition Proposal and require a new Parent Determination Notice, except that the references to three Business Days shall be deemed to be two Business Days.

(ii) Other than in connection with an Acquisition Proposal, the Parent Board may make a Parent Board Adverse Recommendation Change in response to a Parent Change in Circumstance, if and only if: (A) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law; (B) Parent shall have given the Company a Parent Determination Notice at least three Business Days prior to making any such Parent Board Adverse Recommendation Change; and (C) (1) Parent shall have specified the Parent Change in Circumstance in reasonable detail, (2) Parent shall have given the Company the three Business Days after delivery of the Parent Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with the Company with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that the failure to make the Parent Board Adverse Recommendation Change in response to such Parent Change in Circumstance would be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.3(d)(ii) shall also apply to any material change to the facts and circumstances relating to such Parent Change in Circumstance and require a new Parent Determination Notice, except that the references to three Business Days shall be deemed to be two Business Days.

(e) Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting to approve the Parent Stockholder Matters in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal or by any withdrawal or modification of the Parent Board Recommendation.

(f) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act or (iii) otherwise making any disclosure to Parent’s stockholders if the Parent Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to Parent’s stockholders under applicable Law.

5.4 Regulatory Approvals. Each Party shall coordinate with one another in preparing and exchanging such materials and promptly provide one another (and its counsel) with copies of all filings, presentations or submissions made by such Party to any Governmental Body in connection with this Agreement.

5.5 Company Warrants. At the Effective Time, each Company Warrant that is outstanding and unexercised immediately before the Effective Time shall be converted into and become a warrant to purchase Parent Common Stock and Parent shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Common Stock or Company Preferred Stock under Company Warrants assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent shall be determined by applying the Exchange Ratio used in the Merger; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent shall be determined by applying the Exchange Ratio used in the Merger, and rounding the resulting exercise price to the nearest one-thousandth of a cent; and (iv) any restriction on any Company Warrant assumed by Parent shall continue in full force and effect and the term and other provisions of such Company Warrant shall otherwise remain unchanged.

5.6 Parent Preferred Stock; Company Preferred Stock; Company Convertible Notes; Parent Warrants.

(a) At or prior to the Effective Time, Parent may effect a conversion of any or all shares of Parent Preferred Stock (other than any Parent Alpha Preferred Stock) into shares of Parent Common Stock (the “Parent Preferred Stock Conversion”).

(b) At or prior to the Effective Time, the Company shall effect a conversion of all shares of Company Preferred Stock (other than any Company Series Alpha Preferred Stock) into shares of Company Common Stock (the “Company Preferred Stock Conversion”).

(c) At or prior to the Effective Time, the Company shall effect a conversion of all of the Company Convertible Notes into shares of Parent Capital Stock or Company Capital Stock (the “Convertible Note Conversion”).

(d) Prior to the Effective Time, Parent shall (i) terminate, redeem or cause to be exercised or (ii) cause the waiver or amendment for the deletion of any anti-dilution adjustment provisions and any provisions that entitle the holder thereof to receive a cash payment as a consequence of the Merger in, substantially all Parent Warrants which either (i) contain an anti-dilution adjustment provision or (ii) are entitled to receive a cash payment as a consequence of the Merger. Unless terminated, redeemed or exercised in accordance with the foregoing sentence, at the Effective Time, each Parent Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall survive the Closing and remain outstanding in accordance with its terms.

5.7 Parent Options and Parent RSUs.

(a) Unless the Parent Board (or a committee thereof), which is the administrator of the relevant Parent Stock Plan, determines to take other action permitted by the relevant Parent Stock Plan with respect to any Parent Options, including cancellation thereof, each outstanding and unexercised Parent Option shall remain outstanding after the Effective Time and be exercisable by the holder thereof in accordance with its terms.

(b) Each Parent RSU outstanding and not fully vested as of immediately prior to the Effective Time shall be cancelled and cease to exist as of immediately prior to the Effective Time for no consideration. Prior to the Effective Time, Parent shall take all actions that may be necessary (under the Parent Stock Plans and otherwise, including, if it deems it necessary or desirable, adopting and approving amendments to the existing underlying grant agreements) to effectuate the provisions of this Section 5.7(b) and to ensure that, from and after the Effective Time, holders of Parent RSUs have no rights with respect thereto other than those specifically provided in this Section 5.7(b).

5.8 Employee Benefits.

(a) Following the Closing, the Parent Benefit Plans and the Company Benefit Plans shall remain in full force and effect and shall not be terminated or discontinued in connection with the Closing.

(b) The provisions of this Section 5.8 are for the sole benefit of Parent and the Company and no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any Person, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or Parent Benefit Plan or rights to continued employment or service with the Company or Parent (or any Subsidiary thereof) or (ii) be treated as an amendment to or other modification to any Company Benefit Plan or Parent Benefit Plan, or shall limit the right of Parent and the Company to amend, terminate or otherwise modify any such plans following the Closing.

(c) The Parent Board shall, before the SEC declares the Registration Statement effective, adopt the New Parent Equity Incentive Plan.

5.9 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, fiduciary or agent of Parent or the Company and their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director, officer, fiduciary or agent of Parent or of the Company or their respective Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such Person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) The provisions of Parent’s Organizational Documents with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, prior to the Effective Time, Parent may elect to pay to the applicable insurers in full the premium for a six-year (or shorter or longer period, in Parent’s sole discretion) prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (the “D&O Tail Policy”).

(e) From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the Persons referred to in this Section 5.9 in connection with their successful enforcement of the rights provided to such Persons in this Section 5.9.

(f) The provisions of this Section 5.9 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement.

(g) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.9. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.9.

(h) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by each officer and director entitled to indemnification under this Section 5.9, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.10 Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to other Party’s obligation to consummate this Agreement.

5.11 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Parent Associates or Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Parent Associates or Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Parent SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Parties); (b) a Party may, without the prior consent of the other Parties but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Law; and (c) a Party need not consult with the other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal, Parent Board Adverse Recommendation Change or Company Board Adverse Recommendation Change, as applicable, or with respect to Parent only, pursuant to Section 5.3(f).

5.12 Listing. Parent shall use commercially reasonable efforts to (a) to maintain its existing listing on Nasdaq until the Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq, (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) effect the Reverse Split if Parent deems it necessary or advisable in order to obtain or maintain listing of the Parent Common Stock on Nasdaq; and (d) to the extent required by Nasdaq Marketplace Rule 5110, file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its Representatives. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.12.

5.13 Tax Matters.

(a) For United States federal income Tax purposes, (i) the Parties intend that the Merger qualify as either a tax-free contribution pursuant to Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub and the Company are parties under Section 368(b) of the Code.

(b) The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

(c) The Company shall use commercially reasonable efforts to obtain an opinion of the Company’s tax counsel (the “Company Tax Counsel”) satisfying the requirements of Item 601 of Regulation S-K under the Securities Act dated as of a date prior to the Registration Statement being declared effective and satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering its opinion pursuant to this Section 5.13(c), the Company Tax Counsel may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants of Parent and the Company, as shall be reasonably necessary or appropriate to enable Company Tax Counsel to render the opinion described in this Section 5.13(c).

5.14 Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Capital Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Capital Stock.

5.15 Directors and Officers. The Parties shall use commercially reasonable efforts and take all necessary action so that immediately after the Effective Time, (a) the Parent Board is composed of seven members, with such members (other than the Parent designee provided for in clause (b) of this Section) to be designated by the Company, such designees (if then known) to be provided prior to the filing of the Registration Statement, (b) one Parent Board member shall be designated by Parent, which designee shall be subject to the reasonable approval and consent of the members of the Parent Board designated by the Company, and (c) executive officers to be identified by the Company prior to the filing of the Registration Statement, are appointed to the applicable positions of Parent and the Surviving Corporation, in each case to serve in such positions effective as of the Effective Time until successors are duly elected or appointed in accordance with applicable Law. Prior to the Company sending the Information Statement, all members of the Parent Board and officers of Parent who will no longer be members of the Parent Board or officers of Parent shall provide executed resignation letters to be effective immediately after the Effective Time.

5.16 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Capital Stock, restricted stock awards to acquire Parent Capital Stock and any options to purchase Parent Capital Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. The Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Capital Stock owned by such individual and expected to be exchanged for shares of Parent Capital Stock pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Company Capital Stock owned by such individual and expected to be converted into shares of Parent Capital Stock, restricted stock awards to acquire Parent Capital Stock or derivative securities with respect to Parent Capital Stock in connection with the Merger.

5.17 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined Entity to continue to meet its obligations following the Effective Time.

5.18 Allocation Certificates.

(a) The Company will prepare and deliver to Parent at least five Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time, after giving effect to the Pre-Closing Company Financing, the Company Preferred Stock Conversion and the Convertible Note Conversion) (i) (A) each holder of Company Common Stock; (B) such holder’s name and address; and (C) the number of shares of Company Common Stock held as of the immediately prior to the Effective Time for each such holder, and (ii) (A) each holder of Company Series Alpha Preferred Stock; (B) such holder’s name and address; and (C) the number of shares of Company Series Alpha Preferred Stock held as of the immediately prior to the Effective Time for each such holder (the “Allocation Certificate”).

(b) Parent will prepare and deliver to the Company at least five Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Parent (or, if there is no Chief Financial Officer, the principal accounting officer for Parent) in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Effective Time, the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis and as-converted-to Parent Common Stock basis, broken down by outstanding shares of Parent Common Stock and the shares underlying the Parent Preferred Stock, Parent Options, Parent Warrants, Parent RSUs and other relevant securities (the “Parent Fully-Diluted Shares Certificate”).

5.19 Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

5.20 Stockholder Litigation. Each Party shall promptly notify the other Party in writing, and conduct and control the settlement and defense, of any stockholder litigation brought or threatened against such Party or any of its directors and officers relating to or challenging this Agreement or the consummation of the Contemplated Transactions; provided that prior to Closing, such Party shall (a) consult with the other Party with respect to any such stockholder litigation and in good faith take any comments of the other Party into account with respect to such stockholder litigation, and (b) keep the other Party reasonably apprised of any material developments in connection with, any such stockholder litigation.

5.21 Company Financial Statements.

(a) As promptly as reasonably practicable following the date of this Agreement, and (in the case of Section 5.21(a)(i)) in any event no later than February 14, 2020, (i) the Company will furnish to Parent audited financial statements for the fiscal years ended March 31, 2018 and 2019 for inclusion in the Proxy Statement and the Registration Statement (the “Company Audited Financial Statements”) and (ii) the Company will furnish to Parent unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

(b) Prior to the Effective Time, the Company shall have prepared and delivered to Parent, and commenced implementation of, a compliance plan to ensure that, after the Effective Time, Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and that otherwise complies with applicable Law (including the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and all regulations and guidance issued pursuant thereto) and Nasdaq rules and regulations.

5.22 Pre-Closing Capital Raise. Parent may, in its sole discretion, at any time prior to the Effective Time, issue or sell for cash, and not for any other form of consideration, shares of Parent Common Stock or other securities convertible into or exchangeable for shares of Parent Common Stock (any such sale, the “Pre-Closing Capital Raise”), the proceeds of which shall be allocated exclusively for the purposes and uses determined by the Parent Board and/or the officers of Parent as of such time, provided that (i) as of the Effective Time, Parent shall have paid all fees and expenses incurred by Parent in connection with this Agreement and the Contemplated Transactions, including any amounts owed by Parent for change of control bonuses, severance obligations and D&O Tail Policy premium (the “Parent Transaction Expenses”), and any other outstanding accounts payable of Parent, (ii) the issuance or sale of any securities convertible into or exchangeable for shares of Parent Common Stock that would remain outstanding after the Effective Time shall be subject to the prior written approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed and which approval shall be delivered to Parent within two (2) Business Days after the Company’s receipt of a written request from Parent for such approval (or, if not delivered within such time, be deemed to have been so delivered) and (iii) a portion of the proceeds from the Pre-Closing Capital Raise shall be allocated for the payment of all fees, costs and expenses payable to the Financial Advisor by Parent.

5.23 Parent Name. From and after the Effective Time, neither Parent nor the Surviving Corporation shall use nor grant any other Person the right to use “Ritter” or any derivation or combination thereof in its name or otherwise in connection with its business.

Section 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.3 Stockholder Approval. (a) Parent shall have obtained the Required Parent Stockholder Vote with regard to the proposals in Sections 5.3(a) and (b) the Company shall have obtained the Required Company Stockholder Vote with regard to the Company Stockholder Matters.

6.4 Listing. The shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

6.5 Pre-Closing Company Financing. The Pre-Closing Company Financing shall have been consummated as of immediately prior to the Effective Time.

Section 7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time. The Company shall have duly filed the amendments to its certificate of incorporation described in Section 5.2(a) with the Secretary of State of the State of Delaware.

7.3 Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 7.1, 7.2, and 7.5 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.18 is true and accurate in all respects as of the Closing Date;

(b) a written resignation, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of the Company who will not be an officer or director of Parent and the Surviving Corporation pursuant to Section 5.15; and

(c) the Allocation Certificate.

7.4 FIRPTA Certificate. Parent shall have received (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent.

7.5 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

7.6 Company Lock-Up Agreements. Parent shall have received the Company Lock-Up Agreements duly executed by each of the Company Signatories and each executive officer and director of the Company who is elected or appointed, as applicable, as an executive officer and director of Parent as of immediately following the Closing, each of which shall be in full force and effect.

7.7 Company Stockholder Written Consent. The Company Stockholder Written Consent evidencing the Required Company Stockholder Vote shall be in full force and effect.

Section 8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants.

(a) Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time. Parent shall have duly filed the amendments to its certificate of incorporation described in Section 5.3(a)(i)-(iii) with the Secretary of State of the State of Delaware.

(b) Parent’s stockholders’ equity as of immediately prior to the Effective Time shall be no less than $0.00 and the amount of any deficiency therein cannot be fully off-set in accordance with Section 1.12(c).

8.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of Parent confirming (i) that the conditions set forth in Sections 8.1, 8.2, and 8.4 have been duly satisfied, and (ii) that the stockholders’ equity of the Parent as of immediately prior to the Effective Time is no less than $0.00;

(b) the Parent Fully-Diluted Shares Certificate; and

(c) a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the directors and officers of Parent who are not to continue as directors or officers of Parent after the Closing pursuant to Section 5.15.

8.4 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

8.5 Board of Directors and Officers. Parent shall have taken all actions necessary to cause the Parent Board and the officers of Parent as of the Effective Time, to be constituted as set forth in Section 5.15.

Section 9.	TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time by delivery of written notice by the terminating party(ies) to the other party(ies) hereto under the following circumstances (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Stockholder Matters by Parent’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Contemplated Transactions shall not have been consummated by May 18, 2020 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions; provided, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if the issuance of such order, decree or ruling or taking of such action was principally caused by or resulted from the failure of such Party (or in the case of Parent, Merger Sub) to fulfill any of its obligations under this Agreement in any material respect;

(d) by Parent if the Required Company Stockholder Vote shall not have been obtained by the close of business on the day immediately prior to the day of the Parent Stockholders’ Meeting; provided, however, that once the Required Company Stockholder Vote has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Parent or the Company if (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Matters and (ii) the Parent Stockholder Matters shall not have been approved at the Parent Stockholders’ Meeting (or at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to Parent if the failure to obtain the Required Parent Stockholder Vote shall have been directly caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f) by the Company (at any time prior to the approval of the Parent Stockholder Matters by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(g) by Parent (at any time prior to the Required Company Stockholder Vote being obtained) if a Company Triggering Event shall have occurred;

(h) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by the End Date by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the expiration of a 30-day period (or such shorter period ending on the third Business Day prior to the End Date, whichever ends earlier) commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);

(i) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the expiration of a 30-day period (or such shorter period ending on the third Business Day prior to the End Date, whichever ends earlier) commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(j) by Parent, at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the Required Parent Stockholder Vote in order to accept a Superior Offer and enter into a definitive agreement to effect a Superior Offer (a “Permitted Alternative Agreement”); provided, however, that Parent shall not enter into any Permitted Alternative Agreement unless (i) Parent shall have complied in all material respects with its obligations under Section 4.4 and (ii) Parent shall concurrently pay to the Company the Termination Fee in accordance with Section 9.3(e);

(k) by either Parent or the Company, if by the close of business on the fourth Business Day after the date of this Agreement any shares of Parent Series B Preferred Stock remain outstanding.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 5.11, Section 9.3, Section 10 and the definitions of the defined terms in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for common law fraud or for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. For purposes of this Agreement, the term “Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3 and Section 5.9, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, that the Company and Parent shall share equally all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement, Proxy Statement or Information Statement and any amendments and supplements thereto and paid to a financial printer or the SEC.

(b) If (i) this Agreement is terminated by (A) Parent or the Company pursuant to Section 9.1(e) or (B) the Company pursuant to Section 9.1(h), (ii) an Acquisition Proposal with respect to Parent shall have been publicly announced or disclosed or otherwise communicated to the Parent Board after the date of this Agreement but prior to the termination of this Agreement, and such Acquisition Proposal shall not have been withdrawn without qualification prior to the time of the termination of this Agreement and (iii) within six (6) months after the date of such termination, Parent enters into a definitive agreement for any Subsequent Transaction or consummates any Subsequent Transaction within such six (6)-month period, then Parent shall pay to the Company, upon such entry into a definitive agreement for or consummation of a Subsequent Transaction, a nonrefundable fee in an amount equal to $100,000 (the “Termination Fee”), less any amount actually paid to the Company pursuant to Section 9.3(g).

(c) If (i) this Agreement is terminated by Parent pursuant to Section 9.1(d) or Section 9.1(i), (ii) an Acquisition Proposal with respect to the Company shall have been publicly announced or disclosed or otherwise communicated to the Company Board after the date of this Agreement but prior to the termination of this Agreement, and such Acquisition Proposal shall not have been withdrawn without qualification prior to the time of the termination of this Agreement and (iii) within six (6) months after the date of such termination, the Company enters into a definitive agreement for a Subsequent Transaction or consummates any Subsequent Transaction within such six (6)-month period, then the Company shall pay to Parent, upon such entry into a definitive agreement for or consummation of a Subsequent Transaction, the Termination Fee, less any amount actually paid to Parent pursuant to Section 9.3(h).

(d) If this Agreement is terminated by Parent pursuant to Section 9.1(g), then the Company shall pay to Parent the Termination Fee within ten (10) Business Days of such termination.

(e) If this Agreement is terminated by the Company pursuant to Section 9.1(f) and the Parent Triggering Event for such termination is set forth in subsection (a), (b), (c) or (d) of the definition thereof, then Parent shall pay to Company the Termination Fee within ten (10) Business Days of such termination. For the avoidance of doubt, if the Parent Triggering Event for a termination by the Company pursuant to Section 9.1(f) is set forth in subsection (e) of the definition, then Parent shall not pay any Termination Fee.

(f) If this Agreement is terminated by Parent pursuant to Section 9.1(j), then Parent shall pay to the Company the Termination Fee concurrently with such termination.

(g) If this Agreement is terminated by the Company pursuant to Section 9.1(h), then Parent shall pay to the Company the Termination Fee within ten (10) Business Days of such termination.

(h) If this Agreement is terminated by Parent pursuant to Section 9.1(i), then the Company shall pay to Parent the Termination Fee within ten (10) Business Days of such termination.

(i) Any Termination Fee due under this Section 9.3 shall be paid by wire transfer of same day funds. If a Party fails to pay when due any amount payable by it under this Section 9.3, then such Party shall (i) reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred by it in connection with the collection of such overdue amount and the enforcement by such Party of its rights under this Section 9.3, and (ii) pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(j) The Parties agree that, (i) subject to Section 9.2, payment of the Termination Fee by Parent to the Company shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the Company following the termination of this Agreement, it being understood that in no event shall Parent be required to pay the amounts payable pursuant to this Section 9.3 on more than one occasion and (ii) following such payment of the Termination Fee (A) Parent shall have no further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Parent giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (B) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Parent or Merger Sub or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (C) the Company and its Affiliates shall be precluded from any other remedy against Parent, Merger Sub and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(j) shall limit the rights of the Company under Section 10.10 or with respect to claims of common law fraud or Willful Breach of this Agreement by either Party prior to the date of termination.

(k) The Parties agree that, (i) subject to Section 9.2, payment of the Termination Fee by the Company to Parent shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of Parent following the termination of this Agreement, it being understood that in no event shall the Company be required to pay the amounts payable pursuant to this Section 9.3 on more than one occasion and (ii) following such payment of the Termination Fee (A) the Company shall have no further liability to Parent in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Company giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (B) neither Parent nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or seek to obtain any recovery, judgment or damages of any kind against the Company (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of the Company) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (C) Parent and its Affiliates shall be precluded from any other remedy against the Company and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(k) shall limit the rights of Parent and Merger Sub under Section 10.10 or with respect to claims of common law fraud or Willful Breach of this Agreement by either Party prior to the date of termination.

(l) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such amount is payable.

Section 10.	MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement and all claims and causes of action hereunder shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.7 of this Agreement; and (f) to the extent permitted by applicable Law, irrevocably and unconditionally waives the right to trial by jury.

10.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

10.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

Ritter Pharmaceuticals, Inc.
1880 Century Park East, Suite 1000

Los Angeles, CA 90067
Attention: Andrew Ritter
Email: Andrew@ritterpharma.com

with a copy to (which shall not constitute notice):

Reed Smith LLP
599 Lexington Avenue
22nd Floor
New York, NY 10022
Attention: Jennifer Cheng, Esq.; Michael Sanders, Esq.
Email: jcheng@reedsmith.com; msanders@reedsmith.com

if to the Company:

Qualigen, Inc.
2042 Corte Del Nogal

Carlsbad, CA 92011
Attn: Michael Poirier
Email: mpoirier@qualigeninc.com

with a copy to (which shall not constitute notice):

Stradling Yocca Carlson & Rauth
4365 Executive Drive, Suite 1500

San Diego, CA 92121
Attention: Hayden Trubitt
Email: htrubitt@sycr.com

10.8 Cooperation. Each Party agrees to cooperate with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power (and the Parties hereby request that such court exercise such power) to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with, any such order or injunction.

10.11 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.9) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.12 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. Any item disclosed on any particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule or in any particular part or section any particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be disclosed on each Section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, and in all parts or sections of each Section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, provided the relevance of such matter to such other Section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, or such other part or section of such other Section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, is reasonably discernible from the face of the information provided in the Section/part or section of the Company Disclosure Schedule or Parent Disclosure Schedules, as the case may be, as to which such matter was disclosed. No disclosure of any matter contained in the Company Disclosure Schedule or Parent Disclosure Schedule shall create an implication that such matter meets any standard of materiality (matters reflected in the Company Disclosure Schedule or Parent Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose);

(i) Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (Eastern Time) on the date that is one Business Day prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Parent SEC Documents filed with the SEC at least two (2) Business Days prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(j) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed and delivered as of the date first above written.

RITTER PHARMACEUTICALS, INC.

By:	/s/ Andrew Ritter
Name:	Andrew Ritter
Title:	CEO

RPG28 MERGER SUB, INC.

By:	/s/ John Beck
Name:	John Beck
Title:	CFO and Secretary

QUALIGEN, INC.

By:	/s/ Michael S. Poirier
Name:	Michael S. Poirier
Title:	President & CEO

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

EXHIBIT A

CERTAIN DEFINITIONS

(a) For purposes of this Agreement (including this Exhibit A):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent Entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided, however, that, in the case of the Company, to the extent that the Pre-Closing Capital Raise or the Pre-Closing Company Financing, as the case may be, is effected in accordance with the terms and conditions of this Agreement, the Pre-Closing Capital Raise or the Pre-Closing Company Financing, as the case may be, shall not constitute an Acquisition Transaction; or

(ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended. .

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.

“Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen), in any case, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or Company ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other Person).

“Company Board” means the board of directors of the Company.

“Company Bridge Notes” means the convertible promissory notes issued by the Company to certain holders at an annual interest rate of 8% in an aggregate principal amount of $410,000.

“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.

“Company Change in Circumstance” means (a) a change in circumstances neither known nor reasonably foreseeable by the Company Board as of, or prior to, the date of this Agreement nor known nor reasonably foreseeable by any of the officers of the Company as of or prior to the date of this Agreement and (b) does not relate to (i) any Acquisition Proposal, (ii) any events, changes or circumstances relating to Parent, Merger Sub or any of their Subsidiaries, or (iii) the mere fact that the Company meets or exceeds any internal or analysts’ published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof.

“Company Common Stock” means the Common Stock, $0.01 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party; (b) by which the Company or any of its Subsidiaries or any Company IP or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

A-2

“Company Convertible Notes” means the Senior Convertible Debenture and the Company Bridge Notes.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1 (Due Organization; Subsidiaries), 2.3 (Authority; Binding Nature of Agreement), 2.6(a) and (c) (Capitalization) and 2.20 (No Financial Advisor).

“Company In-Bound License” means any agreement pursuant to which the Company is granted a license (including a covenant not to sue) or sublicense under or other right or interest in any Intellectual Property Right owned by any third party, other than material transfer agreements, clinical trial agreements, services agreements, licenses ancillary to the purchase of reagents or other materials, non-disclosure agreements and COTS Licenses, in each case entered into in the Ordinary Course of Business.

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company or its Subsidiaries.

“Company Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of fact that, considered together with all other such change, circumstance, condition, development, effect, event, occurrence, result or state of fact that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company or its Subsidiaries or ability to consummate the Contemplated Transactions, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets, (d) the failure by the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company, (e) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (f) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions, or (g) resulting from the taking of any action specifically required to be taken by this Agreement; except in each case with respect to clauses (a) through (c), to the extent they disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Material Contract” means each of the following Company Contracts in effect as of the date of this Agreement other than any Company Benefit Plans (collectively, the “Company Material Contracts”):

(i) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

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(ii) each Company Contract containing (A) any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement or similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to another Person, (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant, or (D) any non-solicitation provision, in each case, other than restrictions or limitations that do not or would not materially affect the ability of the Company to conduct its business;

(iii) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Company Contract relating to the disposition or acquisition of material assets outside of the Ordinary Course of Business and requiring payments after the date of this Agreement in excess of $100,000 or any ownership interest in any Entity;

(v) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (whether as debtor or creditor) in excess of $100,000 or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any advancement or loan of money or equipment or other debt obligations to any employee or independent contractor, other than advancement of expenses in the Ordinary Course of Business;

(vi) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement; (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company; or (D) any Contract to license or engage any third party to manufacture or produce any product, drug substance, service or technology of the Company, any Contract for raw materials or warehousing of products or any Contract to sell, distribute or commercialize any products or service of the Company;

(vii) each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(viii) each Company Real Estate Lease;

(ix) each Company Contract with any Governmental Body;

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(x) each Material Company IP Contract;

(xi) each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries, or obligation to pay any royalties, fees or other payments to any owner, licensor, or other claimant to any Intellectual Property Rights;

(xii) each Company Contract, offer letter, employment agreement, or independent contractor agreement with any employee or service provider that (A) is not immediately terminable at-will by the Company without notice, severance, or other cost or liability, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, an exercise period of more than three months following a termination of service or any payment or benefit that may or will become due as a result of the Merger; or

(xiii) any other Company Contract that is not terminable at will (with no penalty or payment) by the Company or its Subsidiaries, as applicable, and (A) which involves payment or receipt by the Company or its Subsidiaries after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of the Company and its Subsidiaries, taken as a whole.

“Company Out-Bound License” means any agreement pursuant to which the Company grants to any third party a license (including a covenant not to sue) or sublicense under or other right or interest in any Company IP or Intellectual Property Right licensed to the Company under a Company In-Bound License, other than material transfer agreements, clinical trial agreements and services agreements that grant non-exclusive licenses solely for the purpose of conducting activities for the Company or non-disclosure agreements, in each case entered into in the Ordinary Course of Business.

“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock, the Company Series D-1 Preferred Stock and the Company Series Alpha Preferred Stock.

“Company Registered IP” means all Registered IP owned in whole or in part by, or exclusively licensed to or exclusively sublicensed to, the Company or its Subsidiaries.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company shall have made a Company Board Adverse Recommendation Change; (b) the Company Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) the Company shall have entered into any letter of intent or similar document relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5).

“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company for the period ended December 31, 2019 provided to Parent prior to the date of this Agreement.

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“Company Warrants” means warrants issued or granted by the Company to purchase shares of Company Capital Stock.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of October 8, 2019, by and between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions and actions contemplated by this Agreement, including the Reverse Split and the CVR Agreement.

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“COTS License” means a license or service agreement providing rights to use and/or access commercially available software products under standard end-user object code licenses, shrink-wrap, or click-wrap agreements.

“DGCL” means the General Corporation Law of the State of Delaware.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means, subject to Section 1.5(h), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

“Company Allocation Percentage” means 92.5%.

“Company Merger Shares” means the product determined by (i) multiplying the Parent Outstanding Shares by the Company Allocation Percentage, and then (ii) dividing that product by the Parent Allocation Percentage.

“Company Outstanding Shares” means subject to Section 1.5(h), the total number of shares of Company Common Stock outstanding (on a fully-diluted basis) immediately prior to the Effective Time (giving full effect to all issuances, conversions, etc. which are to occur “immediately prior to the Effective Time”) and assuming, without limitation or duplication, (i) the conversion of all Company Preferred Stock (including for purposes of this definition, the Company Series Alpha Preferred Stock) outstanding as of immediately prior to the Effective Time, (ii) the exercise of all Company Warrants outstanding as of immediately prior to the Effective Time, (iii) the conversion of all Company Convertible Notes and (iv) the issuance of shares of Company Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time, in each case, regardless of whether such securities are vested, unvested, exercisable, in-the-money, out-of-the-money, or otherwise exercisable, exchangeable or convertible in accordance with the terms of such securities.

“Parent Allocation Percentage” means 7.5%.

“Parent Outstanding Shares” means the total number of shares of Parent Common Stock outstanding (on a fully-diluted basis) immediately prior to the Effective Time (giving full effect to all issuances, conversions, repurchases, etc. which are to occur “immediately prior to the Effective Time”) and assuming, without limitation or duplication, (i) the conversion of all Parent Preferred Stock outstanding as of immediately prior to the Effective Time, (ii) the exercise of all Parent Options and Parent Warrants outstanding as of immediately prior to the Effective Time, and (iii) the issuance of shares of Parent Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time, in each case, regardless of whether such securities are vested, unvested, exercisable, in-the-money, out-of-the-money, or otherwise exercisable, exchangeable or convertible in accordance with the terms of such securities, plus the Parent Executive Incentive Options.

“Financing Commitment Letter” means the commitment letter dated as of January 15, 2020 duly executed by the Company and the Investor (and each other investor participating in the Pre-Closing Company Financing) committing to provide to the Company the Pre-Closing Company Financing on the terms and conditions set forth in such commitment letter.

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“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property Rights” means any and all past, present, and future rights in, arising out of, or associated with any of the following in any jurisdiction worldwide: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Body-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (collectively, “Patents”); (b) trademarks, service marks, brands, fictitious business names, slogans, symbols, collective marks, corporate names, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (collectively, “Trademarks”); (c) copyrights and works of authorship any medium or expression, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (collectively, “Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets (including any trade secret protectable under applicable Law, and any other information that derives independent economic value (actual or potential) from not being generally known to and not being readily ascertainable by proper means by a Person able to obtain economic value from its use or disclosure), know-how, inventions (whether or not patentable), rights in inventions (including discoveries, improvements, ideas, data, pricing, cost-information, concepts, creative works, drawings formulas, formulations, patterns, techniques, prototypes, specifications, protocols, and processes), technology, business and technical information, marketing plans, databases, data compilations and collections, tools, methods, processes, techniques, customer and supplier lists, and other confidential and proprietary information and all rights therein (collectively, “Trade Secrets”); (h) all computer software and databases, computer programs, operating systems, applications, firmware, middleware, semiconductor design topographies, and all other computer code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, flow charts, and other documentation thereof (collectively, “Software”); and (i) all other intellectual or industrial property, and proprietary rights; and in each case of clauses (a) through (i), (x) all copies and embodiments thereof, in electronic, written, or other media (including all samples, studies, and summaries); (y) all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding; and (z) all past, present, and future causes of action and rights to seek and recover losses, settlements, and equitable relief for any claims whatsoever related thereto.

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“Investor” means Alpha Capital Anstalt.

“Investor Agreements” means those certain investors agreement, registration rights agreement and other similar Contracts between Parent and any holders of Parent Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

“Irrevocable Consent and Waiver” means that certain irrevocable consent and waiver agreement dated November 12, 2019 among Parent and certain holders of Parent Series B Preferred Stock described in Parent’s Form 10-Q for the quarterly period ended September 30, 2019 and filed as an exhibit thereto.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge, after reasonable inquiry, of the executive officers of each of the Company, Parent or Merger Sub, as applicable.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guidance, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Merger Sub Board” means the board of directors of Merger Sub.

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Capital Market or such other Nasdaq market on which shares of Parent Common Stock are then listed.

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“New Parent Equity Incentive Plan” means an “omnibus” equity incentive plan, in standard and customary form, to be approved and adopted by the Parent Board and the stockholders of Parent before the Merger, which plan shall authorize the issuance of a number of (post-any Reverse Split) shares of Parent Common Stock equal to (as of immediately after the Effective Time) approximately 15% of the outstanding (on a fully-diluted basis) shares of Parent Common Stock as of immediately after the Effective Time.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization (inclusive of certificates of designation) or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Alpha Preferred Stock” means convertible preferred stock of Parent with the same rights, preferences and restrictions as the Company Series Alpha Preferred Stock (with no more than 1x liquidation preference, a 9.9% blocker on conversion and a conversion ratio and other terms reasonably satisfactory to the Investor and the Company).

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent.

“Parent Balance Sheet” means the unaudited balance sheet of Parent as of September 30, 2019 (the “Parent Balance Sheet Date”), included in Parent’s Report on Form 10-Q for the quarterly period ended September 30, 2019, as filed with the SEC.

“Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment (other than individual Parent Options or other compensatory equity award agreements made pursuant to Parent’s standard forms, in which case only representative standard forms of such agreements shall be scheduled), consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen), in any case, maintained, contributed to, or required to be contributed to, by Parent or Parent ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of Parent or under which Parent has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other Person).

“Parent Board” means the board of directors of Parent.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.

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“Parent Change in Circumstance” means a change in circumstances neither known nor reasonably foreseeable by the Parent Board as of, or prior to, the date of this Agreement nor known nor reasonably foreseeable by any of the officers of Parent as of or prior to the date of this Agreement and (b) does not relate to (i) any Acquisition Proposal, (ii) any events, changes or circumstances relating to the Company or any of its Affiliates, or (iii) the mere fact that Parent meets or exceeds any internal or analysts’ published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date of the Agreement in the market price or trading volume of Parent Common Stock.

“Parent Closing Price” means the volume weighted average trading price of a share of Parent Common Stock on Nasdaq for the five consecutive trading days ending five trading days immediately prior to the date upon which the Merger becomes effective.

“Parent Common Stock” means the Common Stock, $0.01 par value per share, of Parent.

“Parent Contract” means any Contract: (a) to which Parent is a party; (b) by which Parent or any Parent IP or any other asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation; or (c) under which Parent has or may acquire any right or interest.

“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Parent Executive Incentive Options” means Parent Options for an aggregate of 1,166,136 shares of Parent Common Stock (as adjusted for any Reverse Split) to be issued (subject to a 6-month lock-up) pursuant to Parent’s 2015 Equity Incentive Plan at the Closing to executives of Parent in connection with their efforts to consummate the Merger.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 3.1(a) (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), 3.6(a) and (c) (Capitalization) and 3.12 (No Financial Advisors).

“Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by Parent or its Subsidiaries.

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“Parent Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of fact that, considered together with all other change, circumstance, condition, development, effect, event, occurrence, result or state of fact that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent or ability to consummate the Contemplated Transactions; provided, however, that none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business or economic conditions affecting the industry in which Parent operates, (b) acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets, (d) the taking of any action required to be taken by this Agreement, (e) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such effects are otherwise excepted from this definition), (f) the failure of Parent to meet internal or analysts’ expectations or projections or the results of operations of Parent; (g) any clinical trial programs or studies, including any adverse data, event or outcome arising out of or related to any such programs or studies; (h) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP); (i) continued losses from operations or decreases in cash balances of Parent or any of its Subsidiaries (j) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; or (k) resulting from the taking of any action required to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent they disproportionately affect Parent relative to other similarly situated companies in the industries in which Parent operates.

“Parent Material Contract” means each of the following Parent Contracts in effect as of the date of this Agreement other than any Parent Benefit Plan (collectively, the “Parent Material Contracts”):

(a) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(b) each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(c) each Parent Contract containing (i) any covenant limiting the freedom of Parent to engage in any line of business or compete with any Person, (ii) any most-favored pricing arrangement or similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to another Person, (iii) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant, or (iv) any non-solicitation provision, in each case, other than restrictions or limitations that do not or would not materially affect the ability of Parent to conduct its business;

(d) each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(e) each Parent Contract relating to the disposition or acquisition of material assets outside of the Ordinary Course of Business and requiring payments after the date of this Agreement in excess of $10,000 or any ownership interest in any Entity.

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(f) each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $10,000 pursuant to its express terms relating to: (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent; (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Parent; or (iv) any Contract to license or engage any third party to manufacture or produce any product, drug substance, service or technology of Parent, any Contract for raw materials or warehousing of products or any Contract to sell, distribute or commercialize any products or service of Parent;

(g) each Parent Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent in connection with the Contemplated Transactions;

(h) each Parent Contract, offer letter, employment agreement, or independent contractor agreement with any employee or service provider (other than documents that can be obtained on the SEC’s website at www.sec.gov) that (i) is not immediately terminable at will by Parent without notice, severance, or other cost or liability, or (ii) provides for retention payments, change of control payments, severance, accelerated vesting, an exercise period of more than three months following a termination of service or any payment or benefit that may or will become due as a result of the Merger; or

(i) any other Parent Contract that is not terminable at will (with no penalty or payment) by Parent, and (i) which involves payment or receipt by Parent after the date of this Agreement under any such agreement, Contract or commitment of more than $10,000 in the aggregate, or obligations after the date of this Agreement in excess of $10,000 in the aggregate, or (ii) that is material to the business or operations of Parent, taken as a whole.

“Parent Options” means options or other rights to purchase shares of Parent Common Stock issued by Parent.

“Parent Preferred Stock” means the Parent Series A Preferred Stock, the Parent Series B Preferred Stock, the Parent Series C Preferred Stock, and, after the Effective Time, the Parent Alpha Preferred Stock.

“Parent Registered IP” means, collectively, each item of Registered IP owned in whole or in part by, or exclusively licensed to or exclusively sublicensed to, Parent.

“Parent RSUs” means restricted stock units issued by Parent that entitle the holder thereof to acquire shares of Parent Common Stock.

“Parent Stock Plans” means, the 2015 Equity Incentive Plan, the 2009 Stock Plan and the 2008 Stock Plan, in each case of Parent, as may be amended from time to time.

“Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation or shall have made a Parent Board Adverse Recommendation Change, (b) the Parent Board shall have failed to publicly reaffirm the Parent Board Recommendation within ten Business Days after the Company so requests in writing after public announcement of an Acquisition Proposal that does not constitute and would not be reasonably likely to result in a Superior Offer (provided, that the Parent Board shall only be required to make such affirmation two times for any specific Acquisition Proposal); (c) the Parent Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; (d) Parent shall have entered into any letter of intent or similar document relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4); or (e) the shares of Parent Common Stock outstanding prior to the Effective Time shall not have been, since the date of this Agreement, continually listed on Nasdaq.

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“Parent Warrants” means the warrants to purchase capital stock of Parent.

“Party” or “Parties” means the Company, Merger Sub and Parent.

“Permitted Encumbrance” means: (a) any liens for current Taxes not yet delinquent or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Parent, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Body.

“Personal Information” means (i) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual, including demographic, health, behavioral, biometric, financial, nonpublic, and geolocation information, contact information (including name, alias, postal address, email address) unique personal identifiers, online identifiers, IP addresses, network and hardware identifiers, account information, social security numbers, driver’s license numbers, passport numbers, employee information, (ii) any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information,” or the like under any Law, and (iii) any other information that is governed, regulated, or protected under any applicable Privacy Law (including HIPAA or CCPA), or which Company is required to safeguard under any of its contractual obligations relating to the processing of the types of information listed in (i) and (ii).

“Pre-Closing Company Financing” means a purchase of shares of Company Series Alpha Preferred Stock and/or other Company equity securities by the Investor (or other investor(s)) from the Company for at least $4,000,000 in cash, to be consummated no later than immediately prior to the Effective Time.

A-14

“Privacy Law” means any applicable Law relating to privacy, data protection, confidentiality, security, integrity, and/or protection of Personal Information, including: (i) HIPAA, (ii) state data protection laws, including the California Consumer Privacy Act of 2018 (CCPA), (iii) state breach notification laws, (iv) the General Data Protection Regulation (EU) 2016/679 (GDPR) and the EU ePrivacy Directive 2002/58/EC as amended by Directive 2009/136/EC, each as amended, and (v) related regulations and any applicable Laws, rules and regulations implementing the foregoing.

“Proxy Statement” means the proxy statement to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

“Public Health Service Act” means the Public Health Service Act of 1944, as amended.

“Reference Date” means the day immediately prior to the date of this Agreement.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all Patents, Copyrights, registered mask works, and Trademarks, and all applications for any of the foregoing.

“Registration Statement” means the registration statement on Form S-4 (or any other applicable form under the Securities Act to register Parent Common Stock) to be filed with the SEC by Parent registering the public offering and sale of Parent Common Stock to all holders of Company Common Stock in the Merger unless such registration is not allowable under the Securities Act, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio in the range and at the time prior to or simultaneously with Closing mutually agreed to by Parent and Company.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Convertible Debenture” means the 10% Senior Convertible Debenture with an initial face amount of $1,000,000 issued by the Company to the Investor under a Securities Purchase Agreement dated September 7, 2018.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 80% for these purposes).

A-15

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 80% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant, as well as any written offer by the other Party to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, and after taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal (including the financing terms and the ability of such third party to finance such Acquisition Proposal), would reasonably be expected to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable, from a financial point of view, to Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions (after taking into account any revisions to the Contemplated Transactions offered by the other Party).

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing mass layoff statute, rule or regulation.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
Allocation Certificate	5.18(a)
Anti-Bribery Laws	2.22
Business Associate Agreements	2.14(i)
Certificate of Merger	1.3
Certifications	3.7(a)
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Audited Financial Statements	5.21(a)
Company Board Adverse Recommendation Change	5.2(e)
Company Board Recommendation	5.2(e)
Company Determination Notice	5.2(e)(i)
Company Disclosure Schedule	Section 2
Company Financial Statements	2.7(a)
Company Interim Financial Statements	5.21(a)
Company Lock-Up Agreement	Recitals
Company Permits	2.14(b)
Company Preferred Stock Conversion	5.6(b)
Company Real Estate Leases	2.11
Company Series A Preferred Stock	2.6(a)
Company Series Alpha Preferred Stock	5.2(a)
Company Series B Preferred Stock	2.6(a)
Company Series C Preferred Stock	2.6(a)
Company Series D Preferred Stock	2.6(a)
Company Series D-1 Preferred Stock	2.6(a)
Company Signatories	Recitals
Company Stock Certificate	1.7
Company Stockholder Matters	5.2(b)
Company Stockholder Written Consent	Recitals
Company Stockholder Written Consents	Recitals
Company Systems	2.14(f)
Company Tax Counsel	5.13(c)
Convertible Note Conversion	5.6(c)
Costs	5.9(a)
CVR	1.6(a)
CVR Agreement	1.6(a)
D&O Indemnified Parties	5.9(a)
D&O Tail Policy	5.9(d)
Determination Date	1.12(a)
Dissenting Shares	1.9(a)
Drug Regulatory Agency	2.14(a)
EDGAR	3
Effective Time	1.3
Exchange Agent	1.8(a)
Exchange Fund	1.8(a)
FDCA	2.14(a)
Financial Advisor	3.12
HIPAA	2.14(i)
Information Statement	5.2(b)
Intended Tax Treatment	5.13(a)
Liability	2.9
Material Company IP Contracts	2.12(d)
Merger	Recitals
Merger Consideration	1.5(a)(iii), 1.5(a)(ii)
Merger Sub	Preamble
Nasdaq Listing Application	5.12
Parent	Preamble
Parent Board Adverse Recommendation Change	5.3(c)
Parent Board Recommendation	5.3(c)
Parent Determination Notice	5.3(d)(i)
Parent Disclosure Schedule	3
Parent Fully-Diluted Shares Certificate	5.18(b)
Parent Preferred Stock Conversion	5.6(a)
Parent SEC Documents	3.7(a)
Parent Series A Preferred Stock	3.6(a)
Parent Series B Preferred Stock	3.6(a)
Parent Series C Preferred Stock	3.6(a)
Parent Stockholder Matters	5.3(a)
Parent Stockholders’ Meeting	5.3(a)
Parent Transaction Expenses	5.22
Permitted Alternative Agreement	9.1(j)
Pre-Closing Financing	5.22
Pre-Closing Period	4.1(a)
Preferred Stock Merger Consideration	1.5(a)(iii)
Required Company Stockholder Vote	2.4
Required Parent Stockholder Vote	3.4
Sensitive Data	2.14(f)
Standards Organizations	2.12(c)
Stockholder Notice	5.2(d)
Surviving Corporation	1.1
Termination Fee	9.3(b)
Transaction Expense Setoff	Section 1.12(b)
Willful Breach	9.2

A-16

Exhibit B

FORM OF CONTINGENT VALUE RIGHT AGREEMENT

EXHIBIT C

FORM OF COMPANY LOCK-UP AGREEMENT